Exhibit 10.1.1.1
EXECUTION COPY

$2,000,000,000
AMENDED & RESTATED
REVOLVING CREDIT, TERM LOAN AND GUARANTEE AGREEMENT
among
CALPINE CORPORATION,
a Debtor-in-Possession,
as Borrower
and
THE SUBSIDIARIES OF
CALPINE CORPORATION NAMED HEREIN,
Debtors-in-Possession,
as Guarantors
and
THE LENDERS PARTY HERETO,
and
CREDIT SUISSE SECURITIES (USA) LLC
and
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Joint Syndication Agents
Dated as of February 23, 2006
and
DEUTSCHE BANK SECURITIES INC.
and
CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arrangers and Joint Bookrunners
and
CREDIT SUISSE
and
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Joint Administrative Agents

DEUTSCHE BANK SECURITIES INC., As Joint Lead Arrangers and Bookrunners	CREDIT SUISSE SECURITIES (USA) LLC, As Joint Lead Arrangers and Bookrunners
$1,400,000,000
FIRST PRIORITY FACILITY
DEUTSCHE BANK TRUST COMPANY AMERICAS,
AS FIRST PRIORITY AGENT
and
GENERAL ELECTRIC CAPITAL CORPORATION,
as Sub-Agent
and
LANDESBANK HESSEN THÜRINGEN GIROZENTRALE, NEW YORK BRANCH,
GENERAL ELECTRIC CAPITAL CORPORATION
and
HSH NORDBANK AG, NEW YORK BRANCH,
as Joint First Priority Documentation Agents

CREDIT SUISSE SECURITIES (USA) LLC, As Joint Lead Arrangers and Bookrunners	DEUTSCHE BANK SECURITIES INC., As Joint Lead Arrangers and Bookrunners
$600,000,000
SECOND PRIORITY FACILITY
CREDIT SUISSE,
AS SECOND PRIORITY AGENT
and
BAYERISCHE LANDESBANK,
GENERAL ELECTRIC CAPITAL CORPORATION
and
UNION BANK OF CALIFORNIA, N.A.,
as Joint Second Priority Documentation Agents

i

Schedules

Schedule 1.1A	-	Commitment Amounts
Schedule 1.1B	-	Geysers Assets
Schedule 1.1C	-	Excluded Subsidiaries
Schedule 1.1D	-	Consolidated EBITDA
Schedule 1.1E	-	Geysers EBITDA
Schedule 3.4	-	Financial Statements
Schedule 3.5	-	Loan Parties
Schedule 3.6	-	Prepetition Liens
Schedule 3.21	-	Intercompany Balances
Schedule 5.13	-	Post-Closing Matters
Schedule 6.1	-	Prepetition Indebtedness
Schedule 6.3	-	Prepetition Guarantee Obligations
Schedule 6.5(i)	-	Turbine Dispositions
Schedule 6.5(k)	-	Scheduled Dispositions
Schedule 6.7	-	Prepetition Investments
Schedule 6.8	-	Affiliate Transactions
Schedule 6.13	-	Additional Capital Expenditures

Exhibits

Exhibit A	-	Form of Interim Order
Exhibit B	-	Form of Closing Certificate
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E	-	Form of Legal Opinion
Exhibit F	-	Form of Letter of Credit Request
Exhibit G	-	Form of Security and Pledge Agreement
Exhibit H	-	Form of Joinder to Revolving Credit, Term Loan and Guarantee Agreement
Exhibit I	-	Prepayment Option Notice
Exhibit J	-	Form of Exemption Certificate
Exhibit K	-	Form of Notice of Continuation/Conversion

          AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND GUARANTEE AGREEMENT, dated as of February 23, 2006, among (i) CALPINE CORPORATION, a Delaware corporation (the “Borrower”), which is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (as defined below), (ii) each of the direct and indirect domestic Subsidiaries of Borrower designated as a Guarantor on Schedule 3.5 hereto, (collectively, the “Guarantors” and together with the Borrower, the “Debtors” and each a “Debtor”), each of which Guarantors is a debtor and a debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the cases of the Borrower and the Guarantors, each a “Case” and, collectively, the “Cases”), (iii) CREDIT SUISSE SECURITIES (USA) LLC and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint syndication agents (in such capacities, collectively, the “Syndication Agents”), (iv) DEUTSCHE BANK TRUST COMPANY AMERICAS (“DB”), as administrative agent for the First Priority Lenders hereunder (in such capacity and including any successors, the “First Priority Agent”), (v) GENERAL ELECTRIC CAPITAL CORPORATION (including its successors, “GE Capital”), as Sub-Agent for the Revolving Lenders hereunder (in such capacity and including any successors, the “Sub-Agent”), (vi) CREDIT SUISSE (“CS”), as administrative agent for the Second Priority Term Lenders hereunder (in such capacity and including any successors, the “Second Priority Agent”), (vii) LANDESBANK HESSEN THÜRINGEN GIROZENTRALE, NEW YORK BRANCH, GE CAPITAL and HSH NORDBANK AG, NEW YORK BRANCH, as joint documentation agents for the First Priority Lenders hereunder, and BAYERISCHE LANDESBANK, GE CAPITAL and UNION BANK OF CALIFORNIA, N.A., as joint documentation agents for the Second Priority Lenders hereunder (in such capacities and including any successors, collectively, the “Documentation Agents”), and (viii) each of the financial institutions from time to time party hereto (collectively, the “Lenders”).
INTRODUCTORY STATEMENT
          On the applicable Petition Dates (defined below) the Debtors filed voluntary petitions with the Bankruptcy Court (such term and other capitalized terms used in this Introductory Statement being used with the meanings given to such terms in Section 1.1) initiating the Cases and have continued in the possession of their assets and in the management of their businesses pursuant to Bankruptcy Code Sections 1107 and 1108.
          On December 22, 2005 the Borrower, the Debtors and the Guarantors entered into the Revolving Credit, Term Loan and Guarantee Agreement, dated as of December 22, 2005 (as heretofore amended, supplemented or otherwise modified, the “Existing Credit Agreement”) among the Borrower, the Debtors, the Guarantors, the Lenders, the First Priority Agent and the Second Priority Agent, among others, providing for a revolving loan, term loan and letter of credit facility in an aggregate principal amount not to exceed $2,000,000,000.
          The Borrower has requested that the Lenders amend and restate the Existing Credit Agreement to provide loan facilities of up to $2,000,000,000 (subject to mandatory and optional reductions in accordance with Sections 2.15 and 2.17), comprised of (i) a revolving credit and letter of credit facility in an aggregate principal amount of up to $1,000,000,000 as set forth herein, (ii) a first priority term facility in an aggregate principal amount of up to $400,000,000 and (iii) a second priority term facility in an aggregate principal amount of up to $600,000,000 as set forth herein, all of the Borrower’s obligations under each of which are guaranteed by the Guarantors.
          The proceeds of the Loans and the Letters of Credit will be used (i) to consummate the Geysers Transaction and (ii) for working capital and other general corporate purposes, subject to the terms of this Agreement and the Orders.

          To provide guarantees and security for the repayment of the Loans, the reimbursement of any draft drawn under the Letters of Credit and the payment of the other Obligations of the Debtors hereunder and under the other Loan Documents, the Debtors are providing to the Collateral Agent, the Administrative Agents and the Lenders, pursuant to this Agreement, the Security and Pledge Agreement and the Orders, the following (each as more fully described herein and subject to the qualifications set forth herein):
          (a) a guarantee from each of the Guarantors of the due and punctual payment and performance of the Obligations of the Borrower hereunder and under the Notes;
          (b) with respect to the Obligations of the Loan Parties hereunder, an allowed administrative expense claim entitled to the benefits of Bankruptcy Code Section 364(c)(1) in each of the Cases, having a superpriority over any and all administrative expenses of the kind specified in Bankruptcy Code Sections 503(b) or 507(b);
          (c) pursuant to Bankruptcy Code Section 364(c)(2) a perfected first priority lien on, and security interest in, all present and after-acquired property of the Debtors not subject to a valid, perfected and non-avoidable lien or security interest in existence on the Petition Date or to a valid lien in existence on the Petition Date that is perfected subsequent to the Petition Date as permitted by Bankruptcy Code Section 546(b) (but excluding the Borrower’s and the Guarantors’ rights in respect of avoidance actions under the Bankruptcy Code and the proceeds thereof); and
          (d) pursuant to Bankruptcy Code Section 364(c)(3) a perfected junior lien on, and security interest in, all present and after-acquired property of the Debtors that is otherwise subject to a valid, perfected and non-avoidable lien or security interest in existence on the Petition Date or a valid lien in existence on the Petition Date that is perfected subsequent to the Petition Date as permitted by Bankruptcy Code Section 546(b).
          All of the claims and the Liens granted hereunder and pursuant to the Security and Pledge Agreement and Orders in the Cases to the Collateral Agent, the Administrative Agents and the Lenders shall be subject to the Carve-Out and the Permitted Liens, but in each case only to the extent provided in Section 2.28, the Security and Pledge Agreement and the Orders.
          Accordingly, the parties hereto hereby agree to amend and restate the Existing Credit Agreement in its entirety as follows:
SECTION 1
DEFINITIONS
          1.1. Defined Terms . As used in this Agreement, the following terms shall have the meanings specified below:
          “Administrative Agents”: the collective reference to the First Priority Agent and the Second Priority Agent.
          “Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

          “Agents”: the collective reference to the Syndication Agents, the Documentation Agents, the First Priority Agent, the Collateral Agent and the Administrative Agents.
          “Aggregate Outstandings”: as to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
          “Aggregate Revolving Outstandings”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
          “Agreement”: this Amended and Restated Revolving Credit, Term Loan and Guarantee Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
          “Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	1.25%	2.25%
First Priority Term Loans	1.25%	2.25%
Second Priority Term Loans	3.00%	4.00%
          “Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (f) or (g) of Section 6.5), and including the entry by any Global Entity into any Contractual Obligation for the sale of any property when such contractual obligation has resulted in a payment for such property prior to the delivery thereof, that yields gross proceeds to any Debtor (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.
          “Assignment and Acceptance”: an assignment and acceptance entered into by a Lender and an assignee and accepted by the applicable Administrative Agent, substantially in the form of Exhibit D.
          “Authorizations”: all applications, filings, reports, documents, recordings and registrations with, and all validations, exemptions, franchises, waivers, approvals, orders or authorizations, consents, licenses, certificates and permits from Federal, state or local Governmental Authorities.
          “Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.25; the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero (collectively, as to all Lenders the “Available Revolving Commitments”).
          “Available Term Loan Commitment”: as to any Second Priority Term Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Second Priority Term Lender’s

Term Commitment then in effect over (b) the aggregate principal amount of such Second Priority Term Lender’s Second Priority Term Loans then outstanding.
          “Bankruptcy Code”: The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§101 et seq.
          “Bankruptcy Court”: the United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over the Cases from time to time.
          “Base Rate”: for any day, the higher of (a) the Federal Funds Effective Rate plus one half of one percent (1/2%) per annum or (b) the Prime Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.
          “Benefited Lender”: the meaning set forth in Section 11.7(a).
          “Board of Governors”: the Board of Governors of the Federal Reserve System or any Governmental Authority which succeeds to the powers and functions thereof.
          “Borrower”: the meaning set forth in the preamble to this Agreement.
          “Borrowing”: the making of Loans by the Lenders on a single Borrowing Date.
          “Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.5 as a date on which the Borrower requests a Loan hereunder.
          “Budget”: the cash flow projections of the Loan Parties, showing anticipated cash receipts and disbursements on a weekly basis for the period from the Petition Date through the thirteen weeks following the Petition Date, in form and detail reasonably satisfactory to the Administrative Agents, and as thereafter updated in accordance with Section 5.1(d).
          “Business”: as defined in Section 3.16(b).
          “Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or permitted to close (and, for a Letter of Credit, other than a day on which the Fronting Bank issuing such Letter of Credit is closed), provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “CalBear”: CalBear Energy LP.
          “CalBear Documents”: the collective reference to (a) the Master Transaction Agreement, dated as of September 7, 2005, by and among the Borrower, CMSC, Calpine Energy Services, L.P., The Bear Stearns Companies Inc. and CalBear; (b) the Agency and Services Agreement, dated as of November 10, 2005, by and among CMSC and CalBear; (c) the Trading Master Agreement, dated as of November 10, 2005, by and among Calpine Energy Services, L.P., CMSC and CalBear and (d) the

CalBear Risk Policy, in each case as in effect on the Closing Date and as may thereafter be amended, supplemented or otherwise modified from time to time in accordance with Section 6.19.
          “CalBear Risk Policy”: the CalBear Energy LP Risk Policy, dated November 10, 2005, as in effect on the Closing Date and as may thereafter be amended, supplemented or otherwise modified from time to time in accordance with Section 6.19.
          “Calpine Risk Policy”: the Calpine Corporation Risk Management Policy, dated May 2002 (and approved by the board of directors of the Borrower on May 23, 2002), as in effect on the Closing Date and as amended, supplemented or otherwise modified from time to time and delivered to the Administrative Agents.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Carve-Out”: the meaning set forth in Section 2.28(a).
          “Cases”: the meaning set forth in the preamble to this Agreement.
          “Cash Collateral”: the meaning set forth in Section 363(a) of the Bankruptcy Code.
          “Cash Collateral Order”: the meaning set forth in Section 6.21.
          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
          “Cash Management Obligations”: all obligations of the Loan Parties to DB in its capacity as the principal concentration bank in the cash management system of the Loan Parties.
          “Change of Control”: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower and (ii) the occupation of a majority of seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither nominated by the Board of Directors of the Borrower on the Original Closing Date or appointed or nominated by directors so nominated.
          “Closing Date”: the date on which the conditions precedent to the making of the initial Extension of Credit set forth in Section 4.1 have been satisfied or waived.
          “CMSC”: Calpine Merchant Services Company, Inc., a Subsidiary of the Borrower.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all property of the Debtors now owned or hereafter acquired in which a security interest has been granted by the Debtors to the Collateral Agent, for the benefit of the Lenders, as more particularly described in the Security and Pledge Agreement and the Orders.
          “Collateral Agent”: DB, in its capacity as collateral agent for the Lenders hereunder and under the Security and Pledge Agreement.
          “Commitment”: as to any Lender, the sum of the First Priority Term Commitment, the Second Priority Term Commitment and the Revolving Commitment of such Lender.
          “Commitment Fee”: the meaning set forth in Section 2.25.
          “Commitment Fee Rate”: a rate per annum equal to the percentage set forth below under the column “Commitment Fee” based upon the percentage that the average daily amount of the Available Revolving Commitments of all Lenders constitutes of the Total Revolving Commitments set forth below under the column “Total Available Commitment”:

Total Available Commitment	Commitment Fee
greater than 33%	0.75%
less than or equal to 33%	0.50%

          “Commitment Percentages”: the collective reference to the Revolving Commitment Percentages and the Term Loan Percentages; individually, as to any Revolving Commitment Percentage or Term Loan Percentage, a “Commitment Percentage”.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a controlled group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
          “Concentration Account”: the account to be established by the Borrower, entitled “Calpine Corporation” maintained at the office of the Collateral Agent at 60 Wall Street, New York, New York 10005, which account and all amounts deposited therein are subject to the exclusive dominion and control of the Collateral Agent, and which shall be used for the daily operation of the Borrower’s business or otherwise.
          “Confirmation Order”: an order of the Bankruptcy Court confirming a Reorganization Plan in any of the Cases.
          “Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles and organization costs, (e) any extraordinary or non-recurring non-cash expenses or losses, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (f) non-cash losses on sales or impairments of assets, (g) unrealized gains or losses and any non-cash realized gains or losses on financial derivatives recognized in accordance with SFAS No. 133, (h) non-cash charges attributable to SFAS No. 150, (i) operating lease expense, (j) distributions received from unconsolidated investments, (k) the aggregate amount of all payments and expenses pursuant to the option agreement to repurchase equity pursuant to the Geysers Transaction, (l) the refinancing expenses or makewell portion or other premium paid for the early retirement or defeasance of Indebtedness as part of the Geysers Transaction, (m) non-cash losses attributable to translations of intercompany foreign currency transactions and (n) Restructuring Costs, and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets), (iii) income tax credits (to the extent not netted from income tax expense), (iv) any non-cash gain recorded on the repurchase or extinguishment of debt and (v) any other non-cash income, (b) any cash payments made during such period for operating lease expense, income taxes, and in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis, (c) income/loss from unconsolidated investments, (d) non-cash gains attributable to translations of intercompany foreign currency transaction and (e) to the extent added to EBITDA in a prior period and to the extent subsequently applied to the purchase price in the Geysers Transaction, the aggregate amount of all payments and expenses pursuant to the option agreement to repurchase equity as part of the Geysers Transaction. For purposes of calculating Consolidated EBITDA for any period which includes any month prior to December 31, 2005, Consolidated EBITDA for such month shall be such amount set forth opposite such month on Schedule 1.1(D). For the purposes of calculating Consolidated EBITDA for any period of twelve months (each, a

“Reference Period”), (i) if at any time during or prior to such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for the month in which such Material Disposition has been consummated and each month thereafter during such Reference Period shall be (x) increased by an amount equal to 75% of the Consolidated EBITDA (if positive) attributable to the property that is subject of such Material Disposition or (y) decreased by an amount equal to 50% of the Consolidated EBTIDA (if negative) attributable thereto in an amount not to exceed $60,000,000 in the aggregate and, thereafter, decreased by an amount equal to 100% of the Consolidated EBITDA (if negative) attributable thereto; provided that the Borrower shall have delivered to the Administrative Agents a certificate of a Responsible Officer certifying the amount of Consolidated EBITDA attributable to the property that is subject of such Material Disposition, together with detail reasonably satisfactory to the Administrative Agents, as to such Consolidated EBITDA. As used in this definition, “Material Disposition” means any disposition of property or series of related Dispositions of property consummated after the Closing Date and permitted under this Agreement that yields gross proceeds to the Borrower or to any of its Subsidiaries in excess of $1,000,000.
          “Consolidated Interest Expense”: for any period, total cash interest expense of the Borrower and its Subsidiaries for such period with respect to all Indebtedness outstanding under the Facilities, assuming all amounts are drawn under the First Priority Facility and the Second Priority Term Facility.
          “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries and (b) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Credit Parties”: the collective reference to the Loan Parties and the Material Subsidiaries.
          “CS”: the meaning set forth in the preamble to this Agreement.
          “DB”: the meaning set forth in the preamble to this Agreement.
          “DBSI”: the meaning set forth in the preamble to this Agreement.
          “Debtors”: the meaning set forth in the preamble to this Agreement.
          “Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the expiration of applicable cure or grace periods, or both, has been satisfied.
          “Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

          “Documentation Agents”: the meaning set forth in the preamble to this Agreement.
          “Dollars” and “$”: lawful money of the United States.
          “Eligible Assignee”: the meaning set forth in Section 11.6(c).
          “Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “ERISA Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 10:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the applicable Administrative Agent or, in the absence of such availability, by reference to the rate at which the applicable Administrative Agent is offered Dollar deposits at or about 10:00 A.M., New York City time, two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate

1.00 — Eurocurrency Reserve Requirements

          “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: the meaning set forth in Section 7.
          “Existing Credit Agreement”: the meaning set forth in the recitals hereto.
          “Extensions of Credit”: collectively, Loans and/or Letters of Credit hereunder; individually, as to any Loan or any Letter of Credit, an “Extension of Credit.”
          “Facility”: each of the First Priority Term Facility, the Second Priority Term Facility and the Revolving Facility.
          “FDIC”: the Federal Deposit Insurance Corporation or any Governmental Authority that succeeds to the powers and functions thereof.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by DB, in respect of the First Priority Facility, and CS, in respect of the Second Priority Term Facility, from three federal funds brokers of nationally recognized standing selected by it.
          “Fee Payment Date”: (a) the last Business Day of each calendar month and (b) the last day of the Revolving Commitment Period or the Term Commitment Period, as applicable.
          “Fees”: collectively, the Commitment Fees, Letter of Credit Fees, the fees payable to DB and CS as separately agreed by the Borrower, CS and DB, the fees payable to CS and DBSI as separately agreed by the Borrower, CS and DBSI, the fees payable to GE Capital, the fees referred to in Sections 2.25, 2.26, 2.27 or 11.5 and any other fees payable by any Loan Party pursuant to this Agreement or any other Loan Document.
          “Final Order”: an order of the Bankruptcy Court entered in the Cases, in substantially the form of the Interim Order, with such modifications thereto as are reasonably satisfactory to the Agents and any Subsequent Final Order.
          “Final Order Date:” the date of entry of the Final Order with respect to the Borrower which is January 26, 2006.
          “Financial Officer”: the Chief Financial Officer, Principal Accounting Officer, Controller or Treasurer of the Borrower.
          “First Priority Agent”: the meaning set forth in the preamble to this Agreement.
          “First Priority Facility”: the collective reference to the Revolving Facility and the First Priority Term Facility.
          “First Priority Lenders”: the collective reference to the Revolving Lenders and the First Priority Term Lenders.

          “First Priority Term Facility”: the First Priority Term Commitments and the First Priority Term Loans made thereunder.
          “First Priority Term Commitment”: with respect to each First Priority Lender, the commitment of such First Priority Lender to make First Priority Term Loans in an aggregate principal amount not to exceed the amount set forth opposite its name on Schedule 1.1A under the heading “First Priority Term Commitment Amounts” or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Sections 2.15, 2.16 and 2.17. The aggregate First Priority Term Commitments of all Lenders on the Closing Date is $400,000,000.
          “First Priority Term Lender”: each Lender that has a First Priority Term Commitment or that holds a First Priority Term Loan.
          “First Priority Term Loan”: the meaning set forth in Section 2.1.
          “First Priority Term Percentage”: as to any First Priority Term Lender at any time, the percentage which such Lender’s First Priority Term Commitment then constitutes of the aggregate First Priority Term Commitments of all First Priority Term Lenders (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s First Priority Term Loans then outstanding constitutes of the aggregate principal amount of the First Priority Term Loans then outstanding).
          “Foreign Subsidiary”: the meaning set forth in Section 6.4(c).
          “Fronting Bank”: GE Capital, or any of its affiliates, in its capacity as issuer of the Letters of Credit.
          “Funding Office”: the office of the applicable Administrative Agent or the Sub-Agent specified in Section 11.2 or such other office as may be specified from time to time by the applicable Administrative Agent as its funding office by written notice to the Borrower, the Lenders and the other Administrative Agent.
          “GAAP”: generally accepted accounting principles in the United States of America applied on a consistent basis. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agents agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as an amendment shall have been executed and delivered by the Borrower, the Administrative Agents and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
          “GE Capital”: the meaning set forth in the preamble to this Agreement.
          “Geysers Assets”: the geothermal power plants in Northern California known as The Geysers as more particularly described on Schedule 1.1B.

          “Geysers EBITDA”: for any period, Consolidated EBITDA attributable to the Geysers Entities, without giving effect to last three sentences of the definition of Consolidated EBITDA. For purposes of calculating Geysers EBITDA for any period which includes any month prior to December 31, 2005, Geysers EBITDA for such month shall be such amount set forth opposite such month on Schedule 1.1(E).
          “Geysers Entities”: the collective reference to the following Subsidiaries of the Borrower: Anderson Springs Energy Company, Thermal Power Company, Geysers Power I Company, Geysers Power Company II, LLC, Geysers Power Company, LLC, Calpine Calistoga Holdings, LLC, Silverado Geothermal Resources, Inc.
          “Geysers Interest Coverage Ratio: for any period, the ratio of (a) Geysers EBITDA for such period to (b) Consolidated Interest Expense for such period.
          “Geysers Leverage Ratio: as at the last day of any period, the ratio of (a) the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries under the Facilities on such day, assuming all amounts are drawn under the First Priority Facility and the Second Priority Term Facility, to (b) Geysers EBITDA for such period.
          “Geysers Transaction Tranche”: $350,000,000 of the Second Priority Term Loans which is only permitted to be borrowed substantially concurrently with the consummation of the Geysers Transaction.
          “Geysers Transaction”: the transaction pursuant to documentation reasonably satisfactory to the Administrative Agents pursuant to which (a) all outstanding Indebtedness pursuant to the Leveraged Lease Documents shall have been paid in full and all Liens securing such Indebtedness shall have been released, (b) a Global Entity which is a Debtor shall have received title to the Geysers Assets free and clear of all Liens other than Liens permitted under Section 6.2(b), (c), (d), (e) and (f) and (c) the Leveraged Lease and all other Leveraged Lease Documents shall have been terminated and of no further force and effect.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Global Entities”: the collective reference to the Borrower and its consolidated Subsidiaries.
          “Guarantee Obligation”: as to any Person, any obligation, including a reimbursement, counterindemnity or similar obligation, of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that notwithstanding the foregoing, the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.
          “Guarantor”: the meaning set forth in the preamble to this Agreement.
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Interest Payment Date”: the last day of each calendar month and the date of any repayment or prepayment made in respect thereof.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, three or six (or, if agreed to by all Lenders under a relevant Facility, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six (or, if agreed to by all Lenders under a relevant Facility, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agents not later than 10:00 A.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Maturity Date or beyond the date final payment is due on the First Priority Term Loans or the Second Priority Term Loans, as the case may be;
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
          “Interim Order”: an order of the Bankruptcy Court entered in the Cases granting interim approval of the transactions contemplated by this Agreement and the other Loan Documents and granting the Liens and Superpriority Claims described in the Introductory Statement in favor of the Administrative Agents, the Collateral Agent and the Lenders, substantially in the form of Exhibit A hereto, or otherwise in form and substance reasonably satisfactory to the Agents and any Subsequent Interim Order.
          “Investment”: the meaning set forth in Section 6.7.
          “ISP”: International Standby Practices 1998 (International Chamber of Commerce Publication Number 590) and any subsequent version thereof adhered to by the Fronting Bank.
          “Joinder”: the meaning set forth in Section 5.11(b).
          “L/C Application”: an application, in such form as the Fronting Bank may specify from time to time, requesting the Fronting Bank to issue a Letter of Credit.
          “L/C Cash Collateral Account”: the account established by the Borrower under the sole and exclusive control of the First Priority Agent maintained at the office of the First Priority Agent at 60 Wall Street, New York, New York 10005, designated as the “Calpine Corporation Debtor-in-Possession L/C Cash Collateral Account” or similar title, which shall be used solely for the purposes set forth in Sections 2.8(b), 2.17 and 2.28 and any other provision of this Agreement which requires the cash collateralization of Letter of Credit Outstandings.
          “L/C Commitment”: $300,000,000.
          “Lenders”: the meaning set forth in the preamble to this Agreement.
          “Letter of Credit Fees”: the fees payable in respect of Letters of Credit pursuant to Section 2.26.

          “Letter of Credit Outstandings”: at any time, an amount equal to the sum of (a) the aggregate undrawn face amount of all Letters of Credit then outstanding plus (b) all amounts theretofore drawn under Letters of Credit and not then reimbursed.
          “Letter of Credit Request”: the meaning set forth in Section 2.9.
          “Letters of Credit”: any standby letter of credit issued pursuant to Section 2.9 which letter of credit shall be (a) for such purposes as are consistent with the terms hereof, (b) denominated in Dollars and (c) otherwise in such form as may be reasonably approved from time to time by the First Priority Agent and the Fronting Bank.
          “Leveraged Lease”: the leveraged lease with respect to the Geysers Assets pursuant to the Leveraged Lease Documents.
          “Leveraged Lease Documents”: the collective reference to the Third Amended and Restated Facility Lease Agreement dated as of May 7, 1999, between Geysers Statutory Trust and Geysers Power Company, LLC, the Third Amended and Restated Participation Agreement dated as of May 7, 1999, among Geysers Power Company, LLC, Geysers Statutory Trust, State Street Bank and Trust Company of California, National Association, First Union Trust Company, National Association, Silverado Geothermal Resources, Inc., Steam Heat Lender Trust and Newcourt Capital USA Inc. (the “Participation Agreement”), and the Operative Documents (as defined in the Participation Agreement), as each of the foregoing has been amended, supplemented or otherwise modified from time to time prior to the Petition Date or pursuant to Section 6.19.
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Documents”: this Agreement, the Notes, the Security and Pledge Agreement, the Letters of Credit, the L/C Applications, the Orders and any other instrument or agreement executed and delivered in connection herewith.
          “Loan Parties”: each Debtor that is a party to a Loan Document.
          “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Aggregate Revolving Outstandings, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).
          “Majority First Priority Lenders”: at any time, holders of more than 50% of (a) until the Closing Date, the Commitments under the First Priority Facility then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the First Priority Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Aggregate Revolving Outstandings then outstanding.

          “Majority Second Priority Lenders”: at any time, holders of more than 50% of (a) until the Closing Date, the Second Priority Term Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Second Priority Term Loans then outstanding.
          “Material Adverse Effect”: a material adverse effect on (a) the business, condition (financial or otherwise), operations, assets or prospects of the Global Entities taken as a whole, in each case, other than such effects attributable to the commencement of the Cases or the existence of prepetition claims and of defaults under such prepetition claims, (b) the validity or enforceability of the Orders or any of the Loan Documents, or (c) the rights and remedies of the Lenders, the Fronting Bank, the Administrative Agents, the Sub-Agent and the Collateral Agent under the Orders and the Loan Documents.
          “Material Environmental Amount”: an amount payable by the Borrower and/or its Subsidiaries in excess of $1,000,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.
          “Material Subsidiaries”: the collective reference to the following Subsidiaries of the Borrower: the Geysers Entities, Calpine Energy Services Holdings, Inc., Calpine Calgen Holdings, Inc., Calpine CCFC Holdings, Inc., CPN Energy Services GP, Inc., CPN Energy Services LP, Inc. and Calpine Riverside Holdings, LLC, and all of their respective direct and indirect Subsidiaries, excluding, however, the Subsidiaries set forth on Schedule 1.1C; it being understood that any Subsidiary into which any Material Subsidiary merged or otherwise consolidated or any Subsidiary to which all or substantially all of the assets of any Material Subsidiary are transferred or otherwise disposed shall constitute a Material Subsidiary for all purposes under this Agreement.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
          “Maturity Date”: December 20, 2007.
          “Minimum Liquidity”: at any time, the sum of (a) all unrestricted cash and Cash Equivalents of the Global Entities at such time and (b) the Available Revolving Commitment and Available Term Loan Commitments at such time.
          “Minority Banks”: the meaning set forth in Section 11.1(b).
          “Moody’s”: Moody’s Investors Services, Inc.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds”: in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, commissions, foreign exchange charges to the extent such proceeds are paid in a currency other than Dollars, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event, amounts required to be applied to the repayment of mandatorily redeemable preferred Capital Stock permitted hereunder, amounts used in respect of any casualty payment to the extent used to pay actual liabilities or losses in respect of such casualty, and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).
          “New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.
          “Non-Excluded Taxes”: the meaning set forth in Section 2.22(a).
          “Non-U.S. Lender”: the meaning set forth in Section 2.22(d).
          “Notes”: the collective reference to any promissory note evidencing Loans.
          “Notice”: the giving of notice by the Administrative Agents to the Borrower and its counsel (as set forth in Section 11.2) that a Default or an Event of Default has occurred and is continuing.
          “Obligations”: (a) the principal of and interest on the Loans and the Notes and the Letter of Credit Outstandings, (b) the Fees and all other present and future, fixed or contingent, obligations and liabilities (monetary or otherwise) of the Loan Parties to the Lenders, the Fronting Bank, the Collateral Agent, the Sub-Agent and each Administrative Agent under the Loan Documents, including without limitation, all costs and expenses payable pursuant to Section 11.5, (c) interest rate hedging agreements entered into by the Borrower and any Lender or affiliate thereof and (d) the Cash Management Obligations.
          “Orders”: the collective reference to the Interim Order and the Final Order.
          “Original Closing Date”: December 23, 2005.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participants”: the meaning set forth in Section 11.6(b).
          “Patriot Act”: the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001, as amended.
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Permitted Liens”: Liens permitted to exist under Section 6.2.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Petition Date”: as to any Loan Party, the date reflected on Schedule 3.5 on which such Loan Party filed with the Bankruptcy Court a voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Preferred Equity Documents”: the collective reference to the Second Amended and Restated Limited Liability Company Operating Agreement of CCFC Preferred Holdings, LLC, the Amended and Restated Certificate of Incorporation of Calpine CCFC GP, Inc. and the Amended and Restated Certificate of Incorporation of Calpine CCFC LP, Inc., as each of the foregoing has been amended, supplemented or otherwise modified from time to time.
          “Prime Rate”: the rate of interest announced by DB, in respect of the First Priority Facility, and CS, in respect of the Second Lien Term Facility, from time to time as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest rate actually charged to any customer. Each of CS and DB may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Projections”: the meaning set forth in Section 4.1(f).
          “Properties”: the meaning set forth in Section 3.16(a).
          “Purchasing Lender”: the meaning set forth in Section 11.6(c).
          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset.
          “Refunded Swingline Loans”: the meaning set forth in Section 2.7(b).
          “Register”: the meaning set forth in Section 11.6(d).
          “Regulation D”: Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Global Entity in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.17(a) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair (or reimburse itself for amounts previously expended to acquire or repair) assets useful in its business.
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date, or an amount contracted to be expended prior to the relevant

Reinvestment Prepayment Date to acquire or repair (or reimburse itself for amounts previously expended to acquire or repair) assets useful in the Borrower’s business.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business (or, in case of any amount contracted to be expended, such contract has expired or terminated) with all or any portion of the relevant Reinvestment Deferred Amount.
          “Related Fund”: with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Reorganization Plan”: a plan of reorganization in any of the Cases.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Aggregate Revolving Outstandings then outstanding.
          “Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer”: the chief executive officer, president or Financial Officer of the Borrower, but in any event, with respect to financial matters, a Financial Officer of the Borrower.
          “Restructuring Costs”: non-recurring and other one-time costs incurred by the Borrower or its Subsidiaries in connection with the reorganization of its and its Subsidiaries’ business, operations and structure in respect of (a) the implementation of ongoing operational initiatives, (b) plant closures, plant “moth-balling” or consolidation, relocation or elimination of offices operations, (c) related severance costs and other costs incurred in connection with the termination, relocation and training of employees, (d) legal, consulting, employee retention and other advisor fees incurred in connection with the Cases and the related Reorganization Plan and (v) any adequate protection payments previously consented to by the Administrative Agents.
          “Revolving Commitment”: with respect to each Lender, the commitment of such Lender to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth opposite its name on Schedule 1.1A under the heading “Revolving Commitment Amounts” or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Sections 2.15, 2.16 and 2.17.
          “Revolving Commitment Percentage”: at any time, with respect to each Lender, the percentage obtained by dividing its Revolving Commitment at such time by the Total Revolving Commitment at such time or, if no Revolving Commitments are then in effect, the percentage obtained by dividing the aggregate Revolving Loans outstanding of such Lender by the aggregate Revolving Loans outstanding of all the Lenders at such time; provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the total outstanding Revolving Extensions of Credit, the Revolving Commitment Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis.
          “Revolving Commitment Period”: the period from and including the Closing Date to but not including the Termination Date.
          “Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Commitment Percentage of the Letter of Credit Outstandings then outstanding and (c) such Lender’s Revolving Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding.
          “Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.
          “Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
          “Revolving Loans”: the meaning set forth in Section 2.4.
          “S&P”: Standard & Poor’s Ratings Services.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “Second Priority Agent”: the meaning set forth in the preamble to this Agreement.
          “Second Priority Term Commitment”: with respect to each Second Priority Lender, the commitment of such Second Priority Term Lender to make Second Priority Term Loans in an aggregate principal amount not to exceed the amount set forth opposite its name on Schedule 1.1A under the heading “Second Priority Term Commitment Amounts” or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Sections 2.15, 2.16 and 2.17. The aggregate Second Priority Term Commitments of all Lenders on the Closing Date is $600,000,000.
          “Second Priority Term Facility”: the Second Priority Term Commitments and the Second Priority Term Loans made thereunder.
          “Second Priority Term Lender”: each Lender that has a Second Priority Term Commitment or that holds a Second Priority Term Loan.
          “Second Priority Term Loan”: the meaning set forth in Section 2.1.
          “Second Priority Term Percentage”: as to any Second Priority Term Lender at any time, the percentage which such Lender’s Second Priority Term Commitment then constitutes of the aggregate Second Priority Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Second Priority Term Loans then outstanding constitutes of the aggregate principal amount of the Second Priority Term Loans then outstanding).

          “Security and Pledge Agreement”: the Amended and Restated Security and Pledge Agreement, substantially in the form of Exhibit G hereto, among the Collateral Agent and the Grantors (as defined in the Security and Pledge Agreement) signatory thereto.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “Sub-Agent”: the meaning set forth in the preamble to this Agreement.
          “Subsequent Final Order”: the meaning set forth in Section 5.11(b).
          “Subsequent Interim Order”: the meaning set forth in Section 5.11(b).
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Supermajority Lenders”: at any time, the holders of more than 66-2/3% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Aggregate Revolving Outstandings then outstanding.
          “Superpriority Claim”: a claim against any Loan Party in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code, including a claim pursuant to Section 364(c)(1) of the Bankruptcy Code.
          “Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.
          “Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.
          “Swingline Lender”: GE Capital, in its capacity as the lender of Swingline Loans.
          “Swingline Loans”: the meaning set forth in Section 2.6.
          “Swingline Participation Amount”: the meaning set forth in Section 2.7(c).

          “Syndication Agents”: the meaning set forth in the preamble to this Agreement.
          “Term Commitment”: either of the First Priority Term Commitment or the Second Priority Term Commitment.
          “Term Commitment Percentage”: at any time, with respect to each Lender, the percentage obtained by dividing its Term Commitment at such time by the Total Term Commitment at such time or, if no Term Commitments are then in effect, the percentage obtained by dividing the aggregate Term Loans outstanding of such Lender by the aggregate Term Loans outstanding of all the Lenders at such time.
          “Term Lenders”: the collective reference to the First Priority Term Lenders and the Second Priority Term Lenders.
          “Term Loans”: the collective reference to the First Priority Term Loans and the Second Priority Term Loans.
          “Termination Date”: the earliest to occur of (a) the Maturity Date, (b) forty-five (45) days after entry of the Interim Order (or such later date as the Administrative Agents may agree to) if the Final Order has not been entered prior thereto, (c) the effective date of a Reorganization Plan confirmed by the Bankruptcy Court pursuant to the Confirmation Order in any of the Cases or (d) the acceleration of the Loans and the termination of the Total Commitment in accordance with the terms hereof.
          “Total Commitment”: at any time, the sum of the Commitments of all Lenders at such time.
          “Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The Total Revolving Commitments on the Closing Date are $1,000,000,000.
          “Total Term Commitments”: at any time, the aggregate amount of the First Priority Term Commitments and Second Priority Term Commitments then in effect.
          “Transferee”: the meaning set forth in Section 11.6(f).
          “Turbine Dispositions”: the Dispositions permitted under Section 6.5(i).
          “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
          “Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 and any amendments or revisions thereof.
          “United States”: the United States of America.
          1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections and subsections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or

Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time to the extent permitted herein. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with any covenant set forth in Section 6, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in the Borrower’s audited financial statements referred to in Section 5.1(a).
          1.3. Delivery of Notices or Receivables. Any reference to a delivery or notice date that is not a Business Day shall be deemed to mean the next succeeding day that is a Business Day.
SECTION 2
AMOUNT AND TERMS OF COMMITMENT
          2.1. Term Commitments. Subject to the terms and conditions hereof, (i) each First Priority Term Lender severally, and not jointly with the other First Priority Term Lenders, agrees to make a term loan (each, a “First Priority Term Loan” and collectively, the “First Priority Term Loans”) to the Borrower on the Closing Date under the First Priority Term Commitment, provided that no First Priority Term Lender shall be required to make any Term Loan in excess of such Term Lender’s First Priority Term Commitment then in effect and (ii) each Second Priority Term Lender severally, and not jointly with the other Second Priority Term Lenders, agrees to make term loans (each, a “Second Priority Term Loan” and collectively, the “Second Priority Term Loans”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Second Priority Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agents in accordance with Sections 2.2 and 2.18. On the Closing Date, the Term Commitment of each Term Lender shall be permanently reduced by the amount of Term Loans made by such Term Lender on the Closing Date. Amounts prepaid on account of the Term Loans may not be reborrowed.
          2.2. Procedure for Term Loan Borrowing. The Borrower may borrow under the Term Commitments on the Closing Date, provided that such Borrower shall give the Administrative Agents irrevocable notice (which notice must be received by the Administrative Agents prior to 12:00 Noon, New York City time, on the Closing Date, specifying the amount of Term Loans to be borrowed. The Term Loans made on the Closing Date shall initially be Base Rate Loans and, unless otherwise agreed by the applicable Administrative Agent in their respective sole discretion, no Term Loan may be converted into or continued (x) as a Eurodollar Loan prior to the date that is three Business Days after the Closing Date or (y) as a Eurodollar Loan having an Interest Period in excess of one week prior to the date that is the earlier of (A) 30 days after the Closing Date and (B) completion of the syndication process. Each Borrowing under the Term Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate applicable Term Commitments are less than $1,000,000, such lesser amount) or (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the applicable Administrative Agent shall promptly notify each applicable Term Lender thereof. Each applicable Term Lender will make available to the applicable Administrative Agent at the Funding Office an amount in immediately available funds equal to the applicable Term Loan or Term Loans to be made by such Term Lender prior to 2:00 P.M., New York City time, on the Closing Date. Such Borrowing will then be made available to the Borrower by the applicable Administrative Agent as directed by the Borrower in the aggregate amounts made available to the applicable Administrative Agent by the Lenders in like funds as received by the Administrative Agent.

          2.3. Repayment of First Priority Term Loans. The First Priority Term Loan of each First Priority Term Lender shall mature in eight consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s First Priority Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
March 31, 2006	$875,000
June 30, 2006	$875,000
September 30, 2006	$875,000
December 31, 2006	$875,000
March 31, 2007	$875,000
June 30, 2007	$875,000
September 30, 2007	$875,000
Maturity Date	Balance
          2.4. Revolving Commitments. Pursuant to the Existing Credit Agreement, prior to the Closing Date, the Revolving Lenders made revolving loans to the Borrower (the “Existing Revolving Loans”) and on the Closing Date, no Existing Revolving Loans are outstanding. Subject to the terms and conditions hereof, each Revolving Lender, severally and not jointly with the other Revolving Lenders, agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Commitment Percentage of the then Aggregate Revolving Outstandings, does not exceed the amount of such Lender’s Revolving Commitment in effect at such time as at the date such Loan is to be made. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in the accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agents and the Sub-Agent in accordance with Sections 2.5 and 2.18.
          2.5. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agents and the Sub-Agent irrevocable notice (which notice must be received by the Administrative Agents and the Sub-Agent prior to 12:00 Noon, New York City time (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans or (b) on the same Business Day of the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each Borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then Available Revolving Commitments are less than $1,000,000, such lesser amount) or (y) in the case of Eurodollar Loans, $5,000,000 or a multiple of $1,000,000 in excess thereof, provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Sub-Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its Revolving Commitment Percentage of each Borrowing available to the Sub-Agent at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Sub-Agent. Such Borrowing will then be made available to the Borrower by the Sub-Agent as directed by the

Borrower in the aggregate amounts made available to the Sub-Agent by the Lenders and in like funds as received by the Sub-Agent.
          2.6. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.
          (b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Termination Date and the first date after such Swingline Loan is made that is the fifteenth (15th) or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.
          2.7. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple thereof. Not later than 5:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Sub-Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Sub-Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in an account of the Borrower specified in writing to the Swingline Lender on such Borrowing Date in immediately available funds.
          (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one (1) Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Sub-Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one (1) Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Sub-Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the First Priority Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

          (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), if for any reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Commitment Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.
          (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
          (e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          2.8. Letters of Credit. (a) Subject to the terms and conditions hereof, the Borrower may request the Fronting Bank, from time to time during the Revolving Commitment Period, to issue, and subject to the terms and conditions contained herein, the Fronting Bank agrees, in reliance on the agreements of the other Lenders set forth in Section 2.8(e), to issue, for the account of the Borrower, one or more Letters of Credit; provided that (i) no Letter of Credit shall be issued if after giving effect to such issuance, (A) the Letter of Credit Outstandings would exceed the L/C Commitment or (B) the Aggregate Revolving Outstandings would exceed the Total Revolving Commitment; and (ii) no Letter of Credit shall be issued if the Fronting Bank shall have received notice from the First Priority Agent, the Sub-Agent or the Required Lenders (and a copy of such notice shall be delivered to the Borrower) that the conditions to such issuance have not been met.
          (b) Each Letter of Credit shall be denominated in Dollars and expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit with a one year term may provide for the renewal thereof for additional one year periods (which, in no event, shall extend beyond the date described in the foregoing clause (y)); provided, further, that if the Termination Date occurs prior to the expiration of any Letter of Credit, and provisions, satisfactory to the Fronting Bank, for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have not been agreed upon, the Borrower shall, on or prior to the Termination Date, cause all such Letters of Credit to be replaced and returned to the Fronting Bank undrawn and marked “cancelled” or to the extent that the Borrower is unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be secured by a “back to back” letter of credit satisfactory to the Fronting Bank, or cash collateralized in an amount equal to 105% of the face amount of such Letter(s) of Credit by the deposit by the Borrower of cash in such percentage amount into the L/C Cash Collateral Account. Such cash shall be remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of all Obligations hereunder.
          (c) Each Letter of Credit shall be subject to the ISP and, to the extent not inconsistent therewith, the laws of the state under whose laws each Letter of Credit is issued, as applicable. The Fronting Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Fronting Bank or any Lender to exceed any limits imposed by, any applicable Requirement of Law. The Borrower shall pay to the Fronting Bank, in addition to such other fees and charges as are specifically provided for in Section 2.26, such fees and charges in connection with the issuance, amendment and processing of the Letters of Credit issued by the Fronting Bank as are customarily imposed by the Fronting Bank from time to time in connection with letter of credit transactions.
          (d) If any drawing shall be presented for payment under any Letter of Credit (which shall be pursuant to a sight drawing), the Fronting Bank shall promptly notify the Borrower of the date and amount thereof. Drawings paid under each Letter of Credit shall be reimbursed by the Borrower in immediately available funds not later than the date a drawing is paid (or the next Business Day if the Borrower receives notice of such drawing after 12:00 Noon, New York City time), on the date that the drawing is paid and shall bear interest from the date the drawing is paid until the drawing is reimbursed in full at a rate per annum equal to the Base Rate plus Applicable Margin for Revolving Loans; it being understood that no interest shall accrue to the extent the Fronting Bank receives payment prior to 12:00 Noon, New York City time, on the date the drawing is paid. The Borrower shall effect such reimbursement (x) if such draw occurs prior to the Termination Date, in cash or through a Borrowing of Base Rate Loans without the satisfaction of the conditions precedent set forth in Section 4.2 and which Borrowing shall be effected without the need for a request therefor from the Borrower or (y) if such draw occurs on or after the Termination Date, in cash. Each Lender agrees to make the Loans described in clause (x) of the preceding sentence notwithstanding a failure to satisfy the conditions precedent set forth in Section 4.2.
          (e) Immediately upon the issuance of any Letter of Credit by the Fronting Bank, the Fronting Bank shall be deemed to have sold to each Lender other than the Fronting Bank, and each such other Lender shall be deemed unconditionally and irrevocably to have purchased from the Fronting Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Loan Parties under this Agreement with respect thereto. Upon any change in the Revolving Commitments pursuant to Section 11.6, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Revolving Commitment Percentages of the assigning and assignee Lenders. Any action taken or omitted by the Fronting Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction, shall not create for the Fronting Bank any resulting liability to any other Lender.
          (f) In the event that the Fronting Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Fronting Bank pursuant to Section 2.8(d), the Fronting Bank shall promptly notify the First Priority Agent and the Sub-Agent, and the Sub-Agent shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Fronting Bank the amount of such Lender’s Revolving Commitment Percentage of such unreimbursed payment in same day funds. If the Fronting Bank so notifies the

Administrative Agents, and the Sub-Agent so notifies the Lenders prior to 11:00 A.M., New York City time, on any Business Day, each Lender shall make available to the Fronting Bank such Lender’s Revolving Commitment Percentage of the amount of such payment on such Business Day in same day funds and if such notice is received after such time period, each Lender shall make such payment on the next succeeding Business Day in same day funds). If and to the extent any such Lender shall not have so made its Revolving Commitment Percentage of the amount of such payment available to the Fronting Bank, such Lender agrees to pay to the Fronting Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Fronting Bank at a rate equal to the effective rate for overnight funds in New York as reported by the Federal Reserve Bank of New York for such day (or, if such day is not a Business Day, the next preceding Business Day). The failure of any Lender to make available to the Fronting Bank its Revolving Commitment Percentage of any payment under any Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to the Fronting Bank its Revolving Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to make available to the Fronting Bank such other Lender’s Revolving Commitment Percentage of any such payment. Whenever the Fronting Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Lenders pursuant to this paragraph, the Fronting Bank shall pay to each Lender which has paid its Revolving Commitment Percentage thereof, in same day funds, an amount equal to such Lender’s Revolving Commitment Percentage thereof.
          2.9. Issuance of Letters of Credit. The Borrower may from time to time request that the Fronting Bank issue or amend a Letter of Credit by delivering to the Fronting Bank and the Administrative Agents a request substantially in the form of Exhibit F (a “Letter of Credit Request”) and such other certificates, documents and other papers and information as the Fronting Bank may reasonably request. Upon receipt of a Letter of Credit Request, the Fronting Bank agrees to promptly process each such request and the certificates, documents, L/C Application and other papers and information delivered to it therewith in accordance with its customary procedures and shall issue the Letter of Credit requested thereby (but in no event shall the Fronting Bank be required to issue any Letter of Credit earlier than two (2) Business Days after its receipt of the Letter of Credit Request therefor and all such other certificates, documents, L/C Application and other papers and information relating thereto and unless such terms and conditions of the requested Letter of Credit are commercially customary) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Fronting Bank and the Borrower. Promptly after the issuance or amendment of a Letter of Credit, the Fronting Bank shall notify the Borrower and the Administrative Agents, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice, the First Priority Agent shall promptly notify each Lender, in writing, of such Letter of Credit or amendment and if so requested by a Lender, the First Priority Agent shall furnish such Lender with a copy of such Letter of Credit or amendment.
          2.10. Nature of Letter of Credit Obligations Absolute. The Borrower’s obligations in respect of the Letter of Credit Outstandings shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit or against any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Fronting Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of the Letter of Credit, except payment resulting from the gross negligence or willful misconduct, as determined in a final and nonappealable decision of a court of competent jurisdiction, of the Fronting Bank; or (v) the fact that any Default or Event of Default shall have occurred and be continuing.
          2.11. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the applicable Administrative Agent or, in the case of Revolving Loans, the Sub-Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.12.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) Each Administrative Agent or, in the case of Revolving Loans, the Sub-Agent shall, in respect of the relevant Facilities, record in the Register, with separate sub-accounts for each Lender, (i) the amount and Borrowing Date of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any payment received by the Administrative Agents or the Sub-Agent, as applicable, hereunder from the Borrower and each Lender’s Commitment Percentage thereof.
          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Sections 2.11(b) and (c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded absent manifest error; provided, however, that the failure of any Lender, either Administrative Agent or the Sub-Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
          2.12. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
          (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate from time to time plus the Applicable Margin.
          (c) Notwithstanding the foregoing, at any time after the occurrence and during the continuance of an Event of Default, the outstanding Obligations shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% (or in the case of any such amounts that do not otherwise bear interest, the rate applicable to Base Rate Loans under the relevant Facility plus 2% or, in the case of any such amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%).
          (d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          2.13. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The applicable Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The applicable Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate in respect of an applicable Facility by an Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. Such Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by such Administrative Agent in determining any interest rate hereunder.
          2.14. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the applicable Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the applicable Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period in good faith by such Required Lenders will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, such Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans hereunder requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans hereunder that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans hereunder shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans; provided that if the circumstances giving rise to such notice shall cease or otherwise become inapplicable to such Required Lenders, then such Required Lenders shall promptly give notice of such change in circumstances to the Administrative Agents and the Borrower. Until such notice has been withdrawn by the applicable Administrative Agent, no further Eurodollar Loans hereunder shall be made or continued as such, nor shall the Borrower have the right to convert Loans hereunder to Eurodollar Loans.
          2.15. Optional Termination or Reduction of Revolving Commitment. Upon not less than three (3) Business Days’ prior written notice to the Administrative Agents and the Sub-Agent, the Borrower may at any time, without premium or penalty, in whole permanently terminate, or from time to time in part permanently reduce, the Total Revolving Commitments; provided that no such termination or reduction of the Total Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans, the Aggregate Revolving Outstandings at such time would exceed the Total Revolving Commitments. Each such partial reduction of the Total Revolving Commitments shall be in the principal amount of $1,000,000 or a whole multiple thereof. Simultaneously with any termination or reduction of the Total Revolving Commitments, the Borrower shall pay to the Sub-Agent for the account of each Lender the Commitment Fee accrued on the amount of the Revolving Commitments of such Lender so terminated or reduced through the date thereof. Any reduction of the

Total Revolving Commitment pursuant to this Section 2.15 shall be applied pro rata in accordance with each Lender’s Revolving Commitment Percentage to reduce the Revolving Commitment of each such Lender.
          2.16. Optional Prepayment of Loans. Subject to the provisos below, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agents and, in the case of the Revolving Loans, the Sub-Agent prior to 10:00 A.M., New York City time on the same Business Day, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.23; provided, further, that any optional prepayment of the Second Priority Term Loans pursuant to this Section 2.16 shall be accompanied by a prepayment premium equal to (x) 2% of the principal amount of such prepayment if such prepayment occurs on or before the six-month anniversary of the Original Closing Date and (y) 1% of the principal amount of such prepayment if such prepayment occurs after the six-month anniversary of the Original Closing Date, but on or before the one year anniversary of the Original Closing Date. Upon receipt of any such notice of prepayment the applicable Administrative Agent or, in the case of the Revolving Facility, the Sub-Agent shall notify each relevant Lender thereof on the date of receipt of such notice. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Any prepayments pursuant to this Section 2.16 shall be applied, first, to the prepayment of the First Priority Term Loans until paid in full and, second, to the Second Priority Term Loans. The application of any prepayment pursuant to this Section 2.16 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.
          2.17. Mandatory Prepayment; Commitment Reduction. (a) If on any date any Global Entity shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, subject to the proviso below or unless a Reinvestment Notice shall be delivered in respect thereof, such Global Entity shall, or a Loan Party shall cause such Global Entity to, pay within one (1) Business Day after receipt by such Global Entity such Net Cash Proceeds directly to the applicable Administrative Agent to be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.17(b); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $50,000,000 in the aggregate during the term of this Agreement, (ii) the aggregate Net Cash Proceeds of Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed (A) $25,000,000 in the aggregate during the term of this Agreement if the subject of such Recovery Events are assets owned by the Geysers Entities and (B) $150,000,000 in the aggregate during the term of this Agreement if the subject of such Recovery Events are assets owned by Global Entities other than the Geysers Entities, (iii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.17(b) and (iv) the Borrower shall not be required pursuant to this Section 2.17(a) to apply (x) $100,000,000 in the aggregate during the term of this Agreement of Net Cash Proceeds of any Asset Sale permitted under Section 6.5(j) and (k), any Turbine Disposition or any Asset Sale of property of any Global Entity that is not a Credit Party or an unconsolidated Subsidiary and (y) Net Cash Proceeds of any Turbine Dispositions of less than $200,000,000, in the aggregate.

          (b) Amounts to be applied in connection with prepayments of the Loans and Commitment reductions made pursuant to Section 2.17(a) shall be applied, first, to the prepayment of the First Priority Term Loans (in accordance with Section 2.20(b)) until the First Priority Term Loans are paid in full, second, to reduce permanently the Revolving Commitments until the Total Revolving Commitments are reduced to $750,000,000 and, third, to the prepayment of the Second Priority Term Loans until paid in full. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Aggregate Revolving Outstandings exceed the amount of the Total Revolving Commitments as so reduced. The application of any prepayment pursuant to Section 2.17 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans; provided, however, in connection with any such prepayments of the Term Loans pursuant to Section 2.17(a), such prepayments shall be applied on a pro rata basis to the then outstanding applicable Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurodollar Loans; provided, that if no Lender exercises the right to waive such prepayment pursuant to Section 2.17(e), then, with respect to such prepayment, the amount of such prepayment shall be applied first to Term Loans that are Base Rate Loans to the full extent thereof before application to Term Loans that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.23. Each prepayment of the Loans under Section 2.17 (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
          (c) Upon the Termination Date, the Total Commitment shall automatically terminate in full and the Borrower shall pay the Loans in full (including all accrued and unpaid interest thereon, Fees and other Obligations in respect thereof) and, if there are any Letter of Credit Outstandings constituting undrawn Letters of Credit, the Borrower shall replace such Letter(s) of Credit, provide a “back-to-back” letter of credit acceptable to the Fronting Bank or collateralize such Letter of Credit Outstandings, in each case in the manner set forth in Section 2.8(b).
          (d) On the Closing Date, the Borrower shall pay the Existing Revolving Loans in full with the proceeds of the Term Loans, without a corresponding permanent reduction of the Total Revolving Commitments.
          (e) Notwithstanding anything to the contrary in Section 2.17(b) or 2.20, with respect to the amount of any mandatory prepayment described in Section 2.17 (such amount, the “Prepayment Amount”), the Borrower will, on the date specified in Section 2.17 for such prepayment, give the Administrative Agents telephonic notice (promptly confirmed in writing) requesting that the First Priority Agent prepare and provide to each First Priority Term Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the First Priority Agent will send to each First Priority Term Lender a Prepayment Option Notice, which shall be substantially in the form of Exhibit I, and shall include an offer (“Offer”) by the Borrower to prepay on the date (each a “Mandatory Prepayment Date”) that is ten (10) Business Days after the date of the Prepayment Option Notice, the relevant First Priority Term Loans of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender’s Prepayment Option Notice. Each First Priority Term Lender may accept or reject the Offer contained in the Prepayment Option Notice. With respect to First Priority Term Lenders accepting such Offer, on the Mandatory Prepayment Date, the First Priority Agent shall pay to the relevant First Priority Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant First Priority Term Loans in respect of which such Lenders have accepted prepayment as described above. Any First Priority Term Lenders rejecting such Offer must, as soon as practicable, but in no event later than five (5) Business Days after receipt of the Prepayment Option Notice, give the First Priority Agent telephonic notice (promptly confirmed in writing) of such rejection and the First Priority Agent will give the Borrower corresponding telephonic notice (promptly confirmed in writing) and the amounts equal to the portion of the Prepayment Amount indicated in such First Priority Term Lenders’ Prepayment Option Notice will be used on the applicable Mandatory Prepayment Date to reduce the Revolving Commitments and repay the Second Priority Term Loans in accordance with Section 2.17(b). Notwithstanding anything to the contrary contained in Section 2.17(b) or 2.20, with respect to the Prepayment Amount, the Borrower will, on the date specified in Section 2.17 for such prepayment or no later than five (5) Business Days after the applicable Mandatory Prepayment Date with respect to any amount rejected by the First Priority Term Lenders and to be applied to the prepayment of the Second Priority Term Loans in accordance with the immediately preceding sentence, give the Administrative Agents telephonic notice (promptly confirmed in writing) requesting that the Second Priority Agent prepare and provide to each Second Priority Lender a Prepayment Option Notice. As described above, the Second Priority Agent will send to each Second Priority Lender a Prepayment Option Notice, which shall include an Offer by the Borrower to prepay on the Mandatory Prepayment Date the relevant Second Priority Term Loans of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender’s Prepayment Option Notice. Each Second Priority Term Lender may accept or reject the Offer contained in the Prepayment Option Notice. With respect to Second Priority Term Lenders accepting such Offer, on the Mandatory Prepayment Date, the First Priority Agent shall pay to the relevant Second Priority Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Second Priority Term Loans in respect of which such Lenders have accepted prepayment as described above. Any Second Priority Term Lenders rejecting such offer must, as soon as practicable, but in no event later than five (5) Business Days after receipt of the Prepayment Option Notice, give the Administrative Agents, telephonic notice (promptly confirmed in writing) of such rejection and the Second Priority Agent will give the Borrower telephonic notice of the same (promptly confirmed in writing), and the amounts equal to the portion of the Prepayment Amount indicated in such Second Priority Term Lenders’ Prepayment Option Notice will be used to repay Revolving Loans, provided that such repayments of the Revolving Loans shall not reduce the Total Revolving Commitments.
          2.18. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agents and, in the case of the Revolving Loans, the Sub-Agent prior irrevocable notice, in substantially the form attached hereto as Exhibit K, of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agents and, in the case of the Revolving Loans, the Sub-Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the applicable Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the applicable Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall promptly notify each relevant Lender thereof.
          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agents or, in the case of the Revolving Loans, the Sub-Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the applicable Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the applicable Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall promptly notify each relevant Lender thereof.
          2.19. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
          2.20. Pro Rata Treatment, Etc. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment or ticking fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective First Priority Term Percentages, Second Priority Term Percentages or Revolving Commitment Percentages, as the case may be, of the relevant Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal and interest on (x) the First Priority Term Loans shall be made pro rata according to the respective outstanding principal amount of the First Priority Term Loans then held by the First Priority Term Lenders (except as otherwise provided in Section 2.17(e)) and (y) the Second Priority Term Loans shall be made pro rata according to the respective outstanding principal amount of the Second Priority Term Loans then held by the Second Priority Term Lenders (except as otherwise provided in Section 2.17(e)). The amount of each principal prepayment of the First Priority Term Loans shall be applied to reduce the then remaining installments of First Priority Term Loans in reverse order of maturity. The amount of each principal prepayment of the Second Priority Term Loans shall be applied to reduce the outstanding amount of Second Priority Term Loans pro rata based upon the respective then remaining principal amounts thereof.
          (c) Each payment (including each prepayment) by the Borrower on account of principal or interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
          (d) All payments by the Borrower hereunder and under the Notes shall be made in Dollars in immediately available funds at the Funding Office of the applicable Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent by 2:00 P.M., New York City time, on the date on which such payment shall be due, provided that if any payment hereunder would become due and payable on a day other than a Business Day such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid in full.
          (e) Unless the applicable Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to such Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent, such Administrative Agent or the Sub-Agent, as applicable, may assume that such Lender is making such amount available to such Administrative Agent or the Sub-Agent, as applicable, and such Administrative Agent or the Sub-Agent, as applicable, may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available the applicable Administrative Agent or the Sub-Agent, as applicable, by the required time on the Borrowing Date therefor, such Lender shall pay to such Administrative Agent or the Sub-Agent, as applicable, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by such Administrative Agent or the Sub-Agent, as applicable, in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to such Administrative Agent or the Sub-Agent, as applicable. A certificate of the applicable Administrative Agent or the Sub-Agent, as applicable, submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the applicable Administrative Agent or the Sub-Agent, as applicable, by such Lender within three (3) Business Days after such Borrowing Date, such Administrative Agent or the Sub-Agent, as applicable, shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower, such recovery to be without prejudice to the rights of the Borrower against any such Lender.
          (f) Unless the applicable Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to such Administrative Agent or the Sub-Agent, as applicable, such Administrative Agent or the Sub-Agent, as applicable, may assume that the Borrower is making such payment, and such Administrative Agent, or the Sub-Agent, as applicable, may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to such Administrative Agent or the Sub-Agent, as applicable, by the Borrower within three (3) Business Days after such due date, such Administrative Agent or the Sub-Agent, as applicable, shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of either Administrative Agent, the Sub-Agent or any Lender against the Borrower.
          2.21. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the date hereof:
     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.22 and changes in the rate of tax on the overall net income of such Lender);
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or
     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or Swingline Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the applicable Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the applicable Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the applicable Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.22. Taxes. (a) All payments made by the Borrower under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, gross receipt taxes (imposed in lieu of net income taxes) and franchise taxes (imposed in lieu of net income taxes) imposed on either Administrative Agent, the Sub-Agent, the Fronting Bank or any Lender as a result of a present or former connection between such Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to either Administrative Agent, the Sub-Agent, the Fronting Bank or any Lender hereunder, the amounts so payable to such Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender shall be increased to the extent necessary to yield to such Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the applicable Administrative Agent for its own account or for the account of the Sub-Agent, the Fronting Bank or the relevant Lender, as the case may be, a certified copy of an original official receipt received, if any, by the Borrower or other documentary evidence showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the applicable Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify such Administrative Agent and the Sub-Agent, the Fronting Bank or the Lenders for any such taxes and for any incremental taxes, interest or penalties that may become payable by such Administrative Agent or the Sub-Agent, the Fronting Bank or any Lender as a result of any such failure.
          (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the applicable Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or W-81MY (and all necessary attachments), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit J and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the applicable Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          (f) If an Administrative Agent, the Sub-Agent, the Fronting Bank or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.22, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.22 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent or such Lender in the event such Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agents, the Sub-Agent, the Fronting Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.23. Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.24. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.21 or 2.22(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.21 or 2.22(a).

          2.25. Fees. (a) The Borrower shall pay to the Sub-Agent, for the account of each Revolving Lender, a commitment fee (the “Commitment Fee”) for the period commencing on the Original Closing Date to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable monthly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Original Closing Date.
          (b) The Borrower agrees to pay to the Administrative Agents, DBSI and CS the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agents, CS and DBSI and to perform any other obligations contained therein.
          2.26. Letter of Credit Fees. The Borrower shall pay with respect to each Letter of Credit (a) to the Sub-Agent on behalf of (i) the Revolving Lenders, a fee calculated from and including the date of issuance of such Letter of Credit to the expiration or termination date of such Letter of Credit at the rate per annum of 2.25% on the face amount of such Letter of Credit and (b) to the Fronting Bank a fee of 0.25% on the face amount of such Letter of Credit for the issuance, amendment and processing referred to in Section 2.8(c). Accrued fees described in the foregoing sentence of this Section in respect of each Letter of Credit shall be due and payable in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.
          2.27. Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the applicable Administrative Agent or the Sub-Agent, as the case may be (for the respective accounts of the applicable Administrative Agent, the Sub-Agent, the Fronting Bank and the Lenders), as provided herein. Once paid, none of the Fees shall be refundable under any circumstances.
          2.28. Priority and Liens. (a) The Loan Parties hereby covenant, represent and warrant that, upon entry of the Interim Order (or the Final Order, as applicable), the Obligations of the Loan Parties hereunder and under the other Loan Documents and the Interim Order (or the Final Order, as applicable), (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed Superpriority Claims, (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall be secured by a perfected first priority Lien on, and security interest in, all present and after-acquired property of the Debtors not subject to a valid, perfected and non-avoidable lien or security interest in existence on the Petition Date or to a valid lien in existence on the Petition Date that is perfected subsequent to the Petition Date as permitted by Bankruptcy Code Section 546(b) (but excluding the Borrower’s and the Guarantors’ rights in respect of avoidance actions under the Bankruptcy Code and the proceeds thereof); and (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected junior Lien on, and security interest in, all present and after-acquired property of the Debtors that is otherwise subject to a valid, perfected and non-avoidable lien or security interest in existence on the Petition Date or a valid lien in existence on the Petition Date that is perfected subsequent to the Petition Date as permitted by Bankruptcy Code Section 546(b), subject and subordinate in each case with respect to subclauses (i) through (iii) above, only to, in the event of the occurrence and during the continuance of an Event of Default, the payment of (A) unpaid fees and expenses of professionals retained by the Debtors or any official committee (each a “Committee”) appointed in accordance with Section 1102 of the Bankruptcy Code and the reasonable expenses of members of the Committee of unsecured creditors or otherwise that are (I) incurred prior to the occurrence and continuance of an Event of Default and (II) allowed by the Bankruptcy Court, at any time, under sections 105(a), 330 and 331 of the Bankruptcy Code, (B) unpaid fees and expenses of professionals retained by the Debtors or any Committee and the reasonable expenses of members of the Committee of unsecured creditors up to an aggregate amount not to exceed $25,000,000 that (I) are incurred after the occurrence and during the continuance of an Event of Default and (II) allowed by the Bankruptcy Court, at any time, under Sections 105(a), 330 and 331 of the Bankruptcy Code or otherwise, (C) in the event of a conversion of the Cases, the reasonable fees and expenses of a chapter 7 trustee under section 726(b) of the Bankruptcy Code in an amount not exceeding $2,000,000, and (D) fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under 28 U.S.C. §1930(a) (collectively, the “Carve-Out”), provided, however that the Carve-Out shall not include any fees or expenses incurred in challenging the Liens or Superpriority Claims of the Collateral Agent, Administrative Agents or Lenders granted under this Agreement, the Security and Pledge Agreement and the Orders (it being understood that, in the event of a liquidation of the Borrower’s and the other Debtors’ estates an amount equal to the Carve-Out shall be reserved from the proceeds of such liquidation, or from cash held in the estates at such time, and held in a segregated account prior to the making of the distributions); provided, further, however, no Loan Party shall be required to pledge to the Collateral Agent (i) in excess of 65% of the voting Capital Stock of its direct Foreign Subsidiaries or any of the Capital Stock or interests of its indirect Foreign Subsidiaries if adverse tax consequences would result to the Borrower from such pledge, (ii) the Capital Stock of Calpine Pasadena Cogeneration, Inc. and Calpine Texas Cogeneration, Inc., to the extent the pledge thereof is prohibited by the documents governing the leveraged lease transaction under which Pasadena Cogeneration L.P. is the facility lessee, and such entities are not Debtors, (iii) the Capital Stock of Androscoggin Energy, LLC, Bethpage Energy Center 3, LLC, Calpine Canada Energy Finance ULC, Calpine Canada Energy Ltd., Calpine Merchant Services Company, Inc., Calpine Newark, LLC, Calpine Parlin, LLC and CPN Insurance Corporation or (iv) the stock of any Subsidiary that is not a Debtor owned by any Subsidiary that becomes a Debtor after the Closing Date to the extent such pledge would constitute a default under project documents, result in a right of refusal, call or put options being activated, or to the extent such entity is a debtor in another bankruptcy case in another jurisdiction, or insurance company or such grant of a security interest is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument, other document or any applicable shareholder or similar agreement relating thereto or conflicts with any applicable law. For clarity, the Administrative Agents and Lenders agree that so long as no Event of Default shall have occurred and be continuing, the Debtors shall be permitted to pay compensation and reimbursement of fees and expenses allowed and payable under Bankruptcy Code Sections 105(a), 330, and 331, as the same may be due and payable, and neither such amounts nor any retainers paid to the professionals retained by the Debtors or any Committee, nor any fees, expenses, indemnities or other amounts paid to any Agent, Lender or their respective attorneys and agents under this Agreement, shall reduce the Carve-Out, provided, that nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (ii) and (iii) above, and provided, further, that cash or other amounts on deposit in the L/C Cash Collateral Account shall not be subject to the Carve-Out.
          (b) As to all Collateral, each Loan Party hereby assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Collateral Agent all of the right, title and interest of the Borrower and such Guarantor in all of such Collateral. The Borrower and each Guarantor acknowledges that, pursuant to the Orders, the Liens granted in favor of the Collateral Agent (on behalf of the Lenders) in all of the Collateral shall be perfected without the recordation of any Uniform Commercial Code financing statements, notices of Lien or other instruments. The Borrower and each Guarantor further agrees that (a) the Collateral Agent shall have the rights and remedies set forth in the Security and Pledge Agreement in respect of the Collateral and (b) if requested by the Collateral Agent, the Borrower and each of the Guarantors shall enter into separate security agreements, pledge agreements and fee and leasehold mortgages with respect to such Collateral on terms reasonably satisfactory to the Collateral Agent.
          2.29. Security Interest in L/C Cash Collateral Account. Pursuant to Section 364(c)(2) of the Bankruptcy Code, the Loan Parties hereby assign and pledge to the Collateral Agent (for the benefit of the Lenders and as security for the Obligations), and hereby grant to the Collateral Agent (for the benefit of the Lenders) a first priority security interest, senior to all other Liens, if any, in all of the Loan

Parties’ right, title and interest in and to the L/C Cash Collateral Account and any direct investment of the funds contained therein.
          2.30. Payment of Obligations. Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.
          2.31. No Discharge; Survival of Claims. The Borrower and each Guarantor agrees that to the extent its Obligations hereunder are not satisfied in full, (a) its Obligations arising hereunder shall not be discharged by the entry of a Confirmation Order (and each Loan Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the Superpriority Claim granted to the Administrative Agents and the Lenders pursuant to the Orders and described in Section 2.28 and the Liens granted to the Collateral Agent pursuant to the Orders and described in Section 2.28 shall not be affected in any manner by the entry of a Confirmation Order.
SECTION 3
REPRESENTATIONS AND WARRANTIES
          In order to induce the Lenders to amend and restate the Existing Credit Agreement and to make Extensions of Credit hereunder, the Borrower and each of the Guarantors jointly and severally represent and warrant on each date required pursuant to Section 4 to each Lender as follows:
          3.1. Organization and Authority. Each Loan Party (a) is duly organized and validly existing under the laws of the state of its organization or incorporation and is duly qualified as a foreign corporation and is in good standing in the jurisdiction of its organization and in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except in each case, in which the failure to so qualify, could not reasonably be expected to have a Material Adverse Effect; (b) subject to the entry by the Bankruptcy Court of the Interim Order (or the Final Order, as applicable), has the requisite corporate or limited liability company power and authority, as the case may be, to effect the transactions contemplated hereby and by the other Loan Documents, and (c) subject to the entry by the Bankruptcy Court of the Interim Order (or the Final Order, as applicable), has all requisite corporate or limited liability company power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the properties it operates as lessee and to conduct its business as now or currently proposed to be conducted.
          3.2. Due Execution; Binding Obligation. Upon entry by the Bankruptcy Court of the Interim Order (or the Final Order, as applicable), the execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party, and the commencement of the Cases (i) are within the respective corporate or limited liability company powers of each Loan Party, as the case may be, have been duly authorized by all necessary corporate or limited liability company action, as the case may be, including the consent of shareholders or member(s) where required, and do not (A) contravene the charter, by-laws or other organizational documents of any Loan Party, (B) violate any applicable law (including without limitation, the Securities Exchange Act of 1934) or regulation (including without limitation, Regulation U or X of the Board of Governors), or any order or decree of any Governmental Authority binding on any such Loan Party, in each case, which could reasonably be expected to have a Material Adverse Effect, (C) conflict with or result in a breach of, or constitute a default under, any material Contractual Obligation of any Loan Party entered into on or after the Petition Date, including any material indenture, mortgage or deed of trust entered into on or after the Petition Date, any material provision of any security issued by any Loan Party on or after the Petition Date or any material lease, agreement, instrument or other undertaking entered into on or after the Petition Date binding on any Loan Party or any of their properties, or (D) result in or require the creation or imposition of any Lien upon any of the property of any Loan Party other than the Liens permitted or granted pursuant to this Agreement, the other Loan Documents or the Orders; and (ii) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority (other than the entry of the Orders). Upon entry by the Bankruptcy Court of the Interim Order (or the Final Order, as applicable), this Agreement has been duly executed and delivered by each Loan Party. This Agreement is, and each of the other Loan Documents to which each Loan Party is or will be a party, when delivered hereunder or thereunder, and upon entry and subject to the terms of the Interim Order (or the Final Order, as applicable), will be, a legal, valid and binding obligation of each Loan Party enforceable against each Loan Party in accordance with its terms and the Interim Order (or the Final Order, as applicable).
          3.3. Statements Made. The statements, written or oral, which have been made by any Loan Party to the Administrative Agents, any of the Lenders or to the Bankruptcy Court in connection with any Loan Document, and any financial statement delivered pursuant hereto or thereto (other than to the extent that any such statements constitute projections or other forward-looking statements), taken as a whole and in light of the circumstances in which made, contain no untrue statement of a material fact and do not omit to state a material fact necessary to make such statements not misleading in any case, which have not been, prior to the date hereof, corrected, supplemented, or remedied by subsequent documents furnished or statements made orally or in writing to the Administrative Agents, Lenders or the Bankruptcy Court (as appropriate); and, to the extent that any such written statements constitute projections or other forward-looking statements, such projections or other forward-looking statements were prepared in good faith on the basis of assumptions, methods, data, tests and information believed by such Loan Party to be valid and accurate in all material respects at the time such projections were furnished to the Administrative Agents, any Lender or the Bankruptcy Court; it being understood that (i) any such Projections and Budgets and other forward-looking statements furnished to the Administrative Agents and the Lenders is forward-looking information subject to significant uncertainties and contingencies, which may be beyond the Borrower’s or Guarantors’ control, (ii) no assurance is given by the Borrower or the Guarantors that such forecasts and projections and other forward-looking information furnished to the Administrative Agents or the Lenders will be realized and (iii) the actual results may differ from such Projections, Budgets and other forward-looking information furnished to the Lenders and (iv) such differences may be material.
          3.4. Financial Statements. The Borrower has furnished the Administrative Agents and the Lenders with copies of (i) consolidated audited financial statements of the Global Entities for the fiscal year ended December 31, 2004, (ii) audited financial statements of Geysers Power Company, LLC for the fiscal year ended December 31, 2004, (iii) unaudited financial statements for each of the Geysers Entities (other than Geysers Power Company, LLC) for the fiscal year ended December 31, 2004, (iv) consolidated unaudited financial statements of the Global Entities for the fiscal quarter ended September 30, 2005 and (v) unaudited consolidating financial statements of the Material Subsidiaries for the fiscal quarter ended September 30, 2005. All such financial statements are complete and correct and fairly present in all material respects the financial condition of the Global Entities, the Geysers Entities (other than Geysers Power Company LLC) or Material Subsidiaries, as applicable, as at such dates and the results of their operations for the fiscal periods ended on such dates (in the case of any unaudited financial statement, subject to year-end audit adjustments and the absence of footnotes) all in accordance with GAAP applied on a consistent basis. Except as set forth on Schedule 3.4, the Borrower and the Material Subsidiaries, as a whole, do not have on the date hereof any material liabilities or liabilities for taxes, except as referred to or provided in the balance sheet referred to above. Since the Petition Date, there has not occurred, or become known, any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect, other than those events which customarily occur following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code.

          3.5. Loan Parties. Except as disclosed to the Administrative Agents and the Lenders by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.5 sets forth the name, Petition Date, location of chief executive office, location of Inventory and Equipment (as each such term is defined in the New York UCC) (other than Inventory or Equipment that is temporarily absent for maintenance, repair, refurbishment or bona fide business purposes in the ordinary course of business or is in transit between locations set forth on Schedule 3.5) and jurisdiction of incorporation of each Loan Party and, as to each such Loan Party, the percentage of each class of Capital Stock owned by such Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or restricted stock granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Material Subsidiary, except as created by the Loan Documents or other Permitted Liens.
          3.6. Title to Assets; Liens. (a) As of the Closing Date, each of the Credit Parties has good and marketable title (subject only to Permitted Liens) to the properties shown to be owned by the Credit Parties on the Borrower’s balance sheet as of September 30, 2005. Each of the Credit Parties owns and has on the date hereof good and marketable title or subsisting leasehold interests subject to Permitted Liens to, and enjoys on the date hereof peaceful and undisturbed possession of, all such material properties that are necessary for the operation and conduct of its businesses.
          (b) There are no Liens of any nature whatsoever on any assets of any Credit Party other than: (i) Liens granted pursuant to the Orders and this Agreement; (ii) other Liens in existence on the Petition Date as reflected on Schedule 3.6; and (iii) other Permitted Liens. The aggregate Indebtedness or other obligations secured (or that may be secured) by each such Lien is correctly described in Schedule 6.1. No Credit Party is party to any contract, agreement, lease or instrument entered into on or after the Petition Date the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a Lien that is not a Permitted Lien on any assets of such Credit Party in violation of this Agreement.
          3.7. No Default. No “Voting Rights Trigger Event”, defaults, events of default or similar events have occurred under the Preferred Equity Documents, except to the extent that (x) any such “Voting Rights Trigger Event” occurred solely as a result of the commencement of the Cases and has been stayed and not exercised or (y) any such “Voting Rights Trigger Event”, default, event of default or similar event has not resulted in a change of control or similar event at CCFC Preferred Holdings, LLC or any of its Subsidiaries or in a foreclosure or acceleration action by lenders of Indebtedness of CCFC Preferred Holdings, LLC or any of its Subsidiaries.
          3.8. Approvals. Except for the Orders, no Authorizations of any Governmental Authority, or any applicable securities exchange, are necessary for the execution, delivery or performance by each Loan Party of the Loan Documents to which it is a party, or for the legality, validity or enforceability hereof or thereof.
          3.9. The Orders. As of the date of the making of any Extension of Credit hereunder, the Interim Order (or the Final Order, as applicable) has been entered and has not been stayed, amended, vacated, reversed, rescinded or otherwise modified in any respect (except in accordance with the terms hereof).
          3.10. Use of Proceeds. The proceeds of the Loans shall be used (a) for working capital and other general corporate purposes of the Loan Parties and, to the extent not prohibited hereunder, of other Global Entities and any other purposes expressly permitted hereunder and (b) a portion of the Term Loans shall prepay any outstanding Existing Revolving Loans on the Closing Date.

          3.11. Disclosed Matters. Except as disclosed in writing to the Administrative Agents and the Lenders prior to the date hereof, to each Loan Party’s knowledge there are no unstayed legal or arbitral proceedings, or any proceedings or investigation by or before any governmental or regulatory authority or agency, pending or threatened in writing to any Loan Party, or (to the actual knowledge of the Borrower) threatened against any Loan Party which is reasonably likely to be determined adversely and if so determined would have a Material Adverse Effect or that seek to enjoin or delay any of the transactions contemplated hereby.
          3.12. Federal Regulations. No part of the proceeds of any Loans, and no other Extensions of Credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board of Governors. If requested by any Lender or either Administrative Agent, the Borrower will furnish to each Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
          3.13. Compliance with Law. No Credit Party is in violation of any applicable law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, the violation of which, or a default with respect to which, could reasonably be expected to have a Material Adverse Effect.
          3.14. Taxes. Each Credit Party has filed or caused to be filed all Federal and state income tax and other material tax returns that are required to be filed and subject to extension periods has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Credit Party); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
          3.15. ERISA. Except as, individually or in the aggregate, does not or could not reasonably be expected to result in a Material Adverse Effect: neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan; neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and no such Multiemployer Plan is in ERISA Reorganization or Insolvent.
          3.16. Environmental Matters; Hazardous Material. Except as in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
          (a) the facilities and properties owned, leased or operated by any Credit Party (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of, or could give rise to liability under, any Environmental Law;
          (b) no Credit Party has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters arising under or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Credit Party (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will reasonably be expected to be received or is being threatened;
          (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;
          (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Credit Party is or, to the knowledge of the Borrower, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
          (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Credit Party in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
          (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no Material of Environmental Concern at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
          (g) no Credit Party has contractually assumed or, to the knowledge of the Borrower, assumed by operation of law any liability of any other Person under Environmental Laws.
          3.17. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
          3.18. Intellectual Property. Each Credit Party owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such material claim. The use of Intellectual Property by each Credit Party, to the knowledge of a Responsible Officer, does not infringe on the rights of any Person in any material respect.
          3.19. Insurance. All policies of insurance of any kind or nature owned by or issued to each Credit Party, including without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance, are in full force and effect except to the extent commercially reasonably determined by the Borrower not to be necessary pursuant to the immediately succeeding clause or which is not material to the overall coverage and are of a nature and provide such coverage as in the reasonable opinion of the Borrower, is sufficient and as is customarily carried by companies of the size and character of the Credit Parties.
          3.20. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Credit Party pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Credit Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Credit Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Credit Party.
          3.21. Intercompany Balances. Set forth on Schedule 3.21 are the intercompany loans and other indebtedness of the Material Subsidiaries to the Borrower, including without limitation, the principal amount of any indebtedness shown on the consolidated books and records of the Borrower as being payable as of the Closing Date by such Material Subsidiary without giving effect to any conversion of such indebtedness to an equity contribution by the Borrower and whether or not evidenced by a promissory note.
SECTION 4
CONDITIONS PRECEDENT
          4.1. Conditions to the Closing Date. The occurrence of the Closing Date is subject to the satisfaction or waiver (including a waiver of all conditions set forth herein to the extent set forth on Schedule 5.13) of the following conditions precedent:
          (a) Credit Agreement. The Administrative Agents shall have received this Agreement and the Security and Pledge Agreement, each executed and delivered by a duly authorized officer of each Loan Party.
          (b) Corporate Documents and Proceedings. The Administrative Agents shall have received for each Loan Party on the Original Closing Date, the date of execution of any Joinder or pursuant to the Geysers Transaction, a certificate of the Secretary or an Assistant Secretary or a duly authorized officer of each Loan Party dated the date of the initial Extension of Credit hereunder, in substantially the form attached hereto as Exhibit B, certifying (A) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors (or equivalent governing body) of such entity, authorizing the transactions contemplated hereby and (B) as to the incumbency and specimen signature of each officer (or other authorized signatory) of such entity executing this Agreement, the Notes to be executed by it and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer (or other authorized representative) of such entity as to the incumbency and signature of the officer (or other authorized representative) signing the certificate referred to in this clause (b)), provided that in connection with such certificates delivered prior to the Closing Date in connection with the Original Closing Date, the Joinder on [January 9, 2006] or the consummation of the Geysers Transaction, no information contained in or attached to such certificates shall have been amended or otherwise modified as of the Closing Date.
          (c) Final Order. The Administrative Agents and each of the Lenders shall have received a certified copy of (a) the Final Order in respect of the Borrower, which shall authorize extensions of credit in amounts up to $2,000,000,000 and (b) a Subsequent Final Order with respect to Geysers Power Company LLC and Silverado Geothermal Resources, Inc. and such Final Order and such Subsequent Final Order shall be in full force and effect, and shall not have been vacated, stayed, reversed, rescinded, modified or amended in any respect without the prior written consent of the Administrative Agents and the Required Lenders. If such Final Order and/or such Subsequent Final Order are or is the subject of a pending appeal in any respect, none of the making of any Extensions of Credit, the grant of Liens and Superpriority Claims pursuant to Sections 2.28 or 2.29 and the Security and Pledge Agreement or the performance by the Borrower or any Guarantor subject to such Final Order or Subsequent Final Order of any of their respective obligations under any of the Loan Documents or under any instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.
          (d) Payment of Fees; Expenses. The Borrower shall have paid or will pay contemporaneously with the making on the Closing Date of the Extensions of Credit by the Lenders to the Administrative Agents, each other Agent and each Lender, as applicable, the then unpaid balance of all accrued and unpaid Fees owed under and pursuant to this Agreement, or the Orders and all amounts payable under Section 2.28(a) and all out-of-pocket expenses for which invoices have been presented to the Borrower and the Committee of unsecured creditors as required by the Final Order (including reasonable fees, disbursements and other charges of counsel and other advisors to the Administrative Agents, the other Agents and the Lenders on the Closing Date) on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agents on or before the Closing Date.
          (e) Legal Opinion. The Administrative Agents shall have received the legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, addressed to the Administrative Agents and the Lenders and otherwise substantially in the form of Exhibit E hereto.
          (f) Lien Searches. The Administrative Agents shall have received the results of recent lien searches in each of the jurisdictions where the Credit Parties are organized and where assets of the Credit Parties are located, and such search shall reveal no liens or encumbrances on any of the assets of the Credit Parties except for liens and encumbrances permitted by Section 6.2 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agents.
          (g) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security and Pledge Agreement together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Security and Pledge Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
          4.2. Conditions to Each Extension of Credit. The obligation of the Lenders and the Fronting Bank to make each Extension of Credit, including the initial Extension of Credit, is subject to the following conditions precedent:
          (a) Notice. The Administrative Agents and, in the case of the Revolving Facility, the Sub-Agent shall have received the applicable notice of borrowing, in substantially the form attached hereto as Exhibit C, from the Borrower or, in the case of a Letter of Credit, the Fronting Bank shall have received an L/C Application.
          (b) Representations and Warranties. All representations and warranties contained in or pursuant to this Agreement and the other Loan Documents, or otherwise made in writing in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of each

Extension of Credit hereunder with the same effect as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date), including that since the Petition Date there shall not have occurred any event, series of events or occurrence (including acts of terrorism or war directly affecting the Borrower or its Subsidiaries) that has had, or could reasonably be expected to have, a Material Adverse Effect.
          (c) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Extension of Credit on such Borrowing Date.
          (d) Payment of Fees. The Borrower shall have paid or will simultaneously pay to the Administrative Agents, the Sub-Agent and the Lenders the then unpaid balance of all accrued and unpaid Fees, expenses and other amounts then due and payable under and pursuant to this Agreement (including without limitation, amounts payable under Section 2.25(c)), or the Orders for which invoices have been presented to the Borrower and the Committee of unsecured creditors as required by the Final Order.
The request by the Borrower for, and the acceptance by the Borrower of, each Extension of Credit and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.2 have been satisfied or waived at that time.
SECTION 5
AFFIRMATIVE COVENANTS
          Each of the Loan Parties hereby agrees that, so long as the Commitments remain in effect, any Extension of Credit remains outstanding and unpaid or any other Obligation is owing to any Lender or any Agent hereunder or under any other Loan Document (other than Letters of Credit, together with all fees that have accrued and will accrue thereon through the stated termination date of such Letters of Credit, which have been supported in the manner described in Section 2.8(b) or contingent indemnification obligations for which no claim has been asserted), such Loan Party shall and the Borrower shall cause each of its Material Subsidiaries to:
          5.1. Financial Statements, Etc. In the case of the Borrower, deliver to the Administrative Agents and each Lender:
          (a) as soon as available and in any event within 105 days after the fiscal year ending December 31, 2005 and ninety (90) days after the end of each fiscal year thereafter, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, stockholders’ equity and of cash flows for such year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year, reported on without qualification arising out of the scope of the audit, by PricewaterhouseCoopers or another independent certified public accountants of nationally recognized standing;
          (b) as soon as available and in any event within (i) sixty (60) days after the fiscal quarter ending March 31, 2006 and (ii) forty-five (45) days after the end of (A) the fiscal quarter ending on each of June 30, 2006 and September 30, 2006 and (B) each of the first three quarterly fiscal periods of each fiscal year thereafter, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year, accompanied by a certificate of a Responsible Officer, which certificate shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes);
          (c) not later than (i) March 10, 2006 as to the fiscal month ending December 31, 2005, (ii) forty-five (45) days after the fiscal month ending on each of January 31, 2006, February 28, 2006 and March 31, 2006 and (iii) thirty (30) days after the end of each month thereafter, the unaudited consolidated balance sheet and the unaudited consolidated statement of income of the Borrower and its consolidated Subsidiaries for such fiscal month, together with a comparison to the Projections for the period through the end of such month, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal quarter-end and year-end audit adjustments and the absence of footnotes);
          (d) as soon as available, but in any event by the Wednesday of each week, an updated Budget for the succeeding 13-week period of the projected consolidated cash flows of the Global Entities, taken as a whole;
          (e) no later than Wednesday of each week, a comparison of (i) actual cash receipts and cash disbursements of the Global Entities for the week most recently ended against (ii) projected cash receipts and cash disbursements of the Global Entities for such week most recently delivered pursuant to paragraph (d) above, in form and substance satisfactory to the Administrative Agents (including a detailed explanation of any material variances) certified by a Responsible Officer as being fairly stated in all material respects;
          (f) on and after the Final Order Date, no later than 30 days after the end of each month, updated Projections reflecting any modifications made by management thereto since the delivery of any prior update thereof;
          (g) on or before the Final Order Date, unaudited consolidating financial statements of the Material Subsidiaries for the fiscal quarter ended September 30, 2005; and
          (h) as soon as available, monthly statements for all bank accounts maintained by the Borrower with Union Bank of California and for all Investment accounts maintained by the Borrower with Scudder Investments.
All such financial statements delivered pursuant to Sections 5.1(a), (b) and (c) shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.
          5.2. Certificates; Other Information. In the case of the Borrower, deliver to the Administrative Agents and each Lender:
          (a) Concurrently with the delivery of the financial statements referred to in Section 5.1(a) for the 2005 fiscal year of the Borrower and thereafter, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default pursuant to Sections 6.13, 6.15, 6.16, 6.17 or 6.18, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in Sections 5.1(a), (b) and (c), a certificate of a Responsible Officer of the Borrower (i) stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing, except, in each case, as specified in such certificate and (ii) setting forth the calculations required to determine compliance with the covenants set forth in Section 6;
          (c) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, that any Loan Party shall have filed with the SEC (or any Governmental Authority which succeeds to the powers and functions thereof) or any national securities exchange;
          (d) promptly following the delivery thereof to any Loan Party or to the Board of Directors or management of any Loan Party, a copy of any management letter or report by independent public accountants with respect to the financial condition, operations or business of the Borrower and its Subsidiaries;
          (e) to the Administrative Agents and the Sub-Agent and counsel to the Administrative Agents and the Sub-Agent, at least one day prior to such filing or distribution, copies of all pleadings, motions, applications, judicial information, financial information and other documents to be filed by or on behalf of the Borrower or any of the Guarantors with the Bankruptcy Court or the United States Trustee in the Cases, or to be distributed by or on behalf of the Borrower or any of the Guarantors to any official committee appointed in the Cases (other than emergency pleadings, motions or other filings where, despite such Debtor’s commercially reasonable efforts, such one-day notice is impracticable); and
          (f) promptly upon request, such other material information (financial or otherwise, including without limitation, any Plan or Multiemployer Plan and any material reports or other material information required to be filed with any Governmental Authority by the Borrower or any Commonly Controlled Entity under ERISA) as may be reasonably requested by the Administrative Agents or any Lender.
          5.3. Payment of Obligations. In the case of any Loan Party, except in accordance with the Bankruptcy Code or by an applicable order of the Bankruptcy Court pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, (i) all its post-Petition Date taxes and other material obligations of whatever nature that constitute administrative expenses under Section 503(b) of the Bankruptcy Code in the Cases, except, so long as no material property (other than money for such obligation and the interest or penalty accruing thereon) of any Loan Party is in danger of being lost or forfeited as a result thereof, no such obligation need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Loan Parties and (ii) all obligations arising prepetition permitted to be paid postpetition but prior to confirmation of a Reorganization Plan by order of the Bankruptcy Court that has been entered with the consent of (or non-objection by) the Administrative Agents.
          5.4. Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law. (a) Preserve, renew and keep in full force and effect its legal existence, (b) take all reasonable action to maintain all rights, privileges and franchises reasonably necessary or desirable in the normal conduct of its business, except (i) as otherwise permitted pursuant to Section 6.4 and Section 6.5 or (ii) to the extent failure to do so could not reasonably be expected, in the aggregate, to have a Material Adverse Effect, and (c) subject to the effect of the Cases and the Bankruptcy Code, comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

          5.5. Maintenance of Property; Insurance. Keep and maintain all of its property necessary to the conduct of its business in good working order and condition subject to ordinary wear and tear and obsolescence and from time to time make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain with financially sound and reputable insurance companies insurance policies (or, where appropriate, self-insurance) on all of its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are customarily insured against by companies of similar size engaged in the same or a similar business in the same geographic locale, which policies, in the case of any Loan Party, shall name the Collateral Agent as the loss payee or additional insured, as applicable, for the proceeds of any such first party policy, such as all risk property and business interruption coverage (other than workers’ compensation, director and officer, automobile liability, health, medical and life insurance policies) except where failure to so maintain such insurance could not reasonably be expected to have a Material Adverse Effect; and furnish to the Collateral Agent, upon written request, full information as to the insurance carried.
          5.6. Inspection of Property; Books and Records; Discussions. Keep proper books of records and accounts in which full, true and correct in all material respects entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and, upon reasonable prior notice to the Borrower through the Administrative Agents, permit representatives of either Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time or times during normal business hours and to discuss the business, operations, properties and financial and other condition of the Global Entities with officers and employees of the Global Entities and with their independent certified public accountants and with their financial advisors.
          5.7. Notices. Promptly, and in any event within five (5) Business Days after a Responsible Officer becomes aware thereof (except as otherwise provided in (e) below), give notice to the Administrative Agents, with a copy for each Lender, of:
          (a) the occurrence of any Default or Event of Default;
          (b) any (i) default or event of default under any post-Petition Date Contractual Obligation of any Loan Party that could reasonably be expected to have a Material Adverse Effect; or (ii) litigation, investigation or proceeding which may exist at any time between a Credit Party and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
          (c) any post-Petition Date litigation (or in the case of any Material Subsidiary that is not a Debtor, any litigation) or proceeding affecting any (i) Credit Party an adverse determination in which could reasonably be expected to have a Material Adverse Effect or (ii) any Material Subsidiary in which injunctive or similar relief is sought;
          (d) any adverse change, development or event, which could reasonably be expected to have a Material Adverse Effect;
          (e) the following events, as soon as practicable and in any event within thirty (30) days after any Credit Party knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, ERISA Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, ERISA Reorganization or Insolvency of, any Plan in the case of each of the foregoing clauses (i) or (ii) where such event has had or could reasonably be expected to have a Material Adverse Effect;
          (f) any written notices or other material indicating the presence or suspected presence of Materials of Environmental Concern on, at, or under any property of any Credit Party, or any part thereof, in violation of, or in a manner or condition that has resulted or is reasonably likely to result, in the reasonable judgment of a Responsible Officer of the Borrower, in the payment of a Material Environmental Amount; and
          (g) any violation of the CalBear Risk Policy which (i) may give rise to (A) any payment under the Guarantee Obligation described in Section 6.3(g), or (B) a Lien granted by CMSC or Calpine to CalBear on cash collateral pursuant to the CalBear Documents or (ii) would be in any material manner, adverse to the interests of the Lenders; provided that such notice required under this Section 5.7(g) shall only be given to the Administrative Agents.
Each notice pursuant to this subsection shall be accompanied or provided as soon as practicable thereafter by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower has taken or proposes to take with respect thereto.
          5.8. Environmental Laws. (a) Comply with, and take reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where the failure to comply with the foregoing could not give rise to a Material Adverse Effect.
          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws except where the failure to comply with the foregoing could not give rise to a Material Adverse Effect and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities under applicable Environmental Laws; provided, however, the Borrower may use all lawful means to protest or challenge the imposition by any Governmental Authority of any requirements under any such lawful orders, directives or that otherwise arise under applicable Environmental Laws.
          5.9. Obligations and Taxes. Pay all of their material obligations (or in the case of any Loan Party, any such obligations arising after the Petition Date) promptly and in accordance with their terms and pay and discharge promptly all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property (in the case of any Loan Party, such taxes, assessments and governmental charges and fines arising after the Petition Date) before the same shall become in default as well as all material lawful claims for labor, materials and supplies or otherwise (or in the case of any Loan Party, such claims arising after the Petition Date) which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that the Credit Parties shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings (if the Credit Parties shall have set aside on their books adequate reserves therefor in accordance with GAAP).

          5.10. Employee Benefits. Comply (and with respect to Plans covered by Title IV of ERISA, cause their respective Commonly Controlled Entities to comply) in all material respects with the applicable provisions of ERISA and the Code and other applicable laws, rules and regulations with respect to any Plan, the failure of which could reasonably be expected to result in a Material Adverse Effect.
          5.11. Further Assurances. (a) In the case of any Loan Party, at the cost and expense of the Borrower, execute and file all such further documents and instruments, and perform such other acts, as the Administrative Agents or the Required Lenders may reasonably determine are necessary or advisable with respect to the Liens granted to the Collateral Agent in connection with this Agreement, the Security and Pledge Agreement and the Interim Order (or the Final Order, as applicable) and with respect to the priority of such Liens purported to be granted pursuant to this Agreement and the Interim Order (or the Final Order, as applicable). Without limiting the generality of the foregoing, the Loan Parties shall assist the Administrative Agents, the Collateral Agent, and the Lenders in the preparation and filing of any Uniform Commercial Code financing statements or mortgages reasonably requested by the Collateral Agent, the Administrative Agents or the Required Lenders.
          (b) With respect to any Global Entity that is not a Foreign Subsidiary which becomes a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (other than Celtic Power Corporation and Calpine East Fuels, LLC), within 30 days after becoming a debtor, cause such Global Entity (i) to become a party to this Agreement, as a Guarantor, by executing a joinder to this Agreement in substantially the form attached hereto as Exhibit H (a “Joinder”); (ii) to execute and deliver to the Collateral Agent an assumption agreement to the Security and Pledge Agreement and such amendments to the Security and Pledge Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a Liens in all of its assets; (iii) (A) as to any Global Entity which is a Material Subsidiary, (I) within 5 days after such Global Entity becomes a debtor, the Administrative Agents shall have received satisfactory evidence of entry of an interim order, reasonably satisfactory to the Administrative Agents, granting the Superpriority Claim status and Liens described in Section 2.28 (such order, a “Subsequent Interim Order”) in respect of such Global Entity and (II) within 40 days after such Global Entity becomes a debtor, the Administrative Agents shall have received satisfactory evidence of entry a final non-appealable Bankruptcy Court order, reasonably satisfactory to the Administrative Agents, granting the Superpriority Claim status and Liens described in Section 2.28 which shall be in full force and effect, and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Administrative Agents (such order, a “Subsequent Final Order”) in respect of such Global Entity; or (B) as to any Global Entity which is a not Material Subsidiary, (I) within 30 days after such Global Entity becomes a debtor, the Administrative Agents shall have received satisfactory evidence of entry of a Subsequent Interim Order or a Subsequent Final Order in respect of such Global Entity and (II) within 55 days after such Global Entity becomes a debtor, the Administrative Agents shall have received satisfactory evidence of entry a Subsequent Final Order in respect of such Global Entity; (iv) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Lenders a Liens in the Collateral described in the Security and Pledge Agreement with respect to such Global Entity, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security and Pledge Agreement or by law or as may be requested by the Administrative Agents or the Collateral Agent; (v) to deliver to the Administrative Agents a certificate of such Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments; provided, however, such Global Entity shall not be required pursuant to this Section 5.11(b) to pledge to the Collateral Agent in excess of 65% of the voting Capital Stock of its direct Foreign Subsidiaries or any of the Capital Stock or interests of its indirect Foreign Subsidiaries (if adverse tax consequences would result to such Global Entity); and (vi) if requested by the Administrative Agents or the Collateral Agent, deliver to the Administrative Agents legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agents.
          5.12. Ratings. Use commercially reasonable efforts to obtain a rating for the Facilities by each of S&P and Moody’s on or before the Final Order Date or as soon as practicable thereafter.
          5.13. Post Closing Matters. Within 90 days after the Closing Date, deliver to the Administrative Agents evidence of completion of the actions specified on Schedule 5.13.
SECTION 6
NEGATIVE COVENANTS
          Each of the Loan Parties hereby agrees that, so long as the Commitments remain in effect, any Note or any Letter of Credit Outstandings remain outstanding and unpaid or any other amount is owing to any Lender or any Agent hereunder or under any other Loan Document (other than Letters of Credit together with all fees that have accrued and will accrue thereon through the stated termination date of such Letters of Credit, which have been supported in a manner in the manner described in Section 2.8(b) or contingent indemnification obligations for which no claim has been asserted) or any other amount is owing to any Lender or any Agent hereunder or under any other Loan Document, such Loan Party shall not, and shall not permit any Material Subsidiary to, directly or indirectly:
          6.1. Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness under this Agreement and the other Loan Documents;
          (b) Indebtedness otherwise owed to (x) DB, CS, any other financial institution that is a Lender under this Agreement or any of their respective banking affiliates in respect of overdrafts and related liabilities arising from treasury, depository or cash management services or in connection with any automated clearing house transfers of funds and (y) DB, CS, any other financial institution that is a Lender under this Agreement or any of their respective Affiliates in respect of interest rate hedging transactions;
          (c) Indebtedness outstanding on the Petition Date and listed on Schedule 6.1, but excluding the refinancing of any such Indebtedness of any Loan Party and including any refinancing of any such Indebtedness of any Credit Party which is not a Debtor without increasing, or shortening the maturity of, the principal amount thereof;
          (d) Indebtedness of the Borrower to any Subsidiary and of any Guarantor to the Borrower or any other Guarantor;
          (e) endorsements of instruments in the ordinary course of business and consistent with past practices of the Credit Parties;
          (f) Indebtedness of any of the Credit Parties arising in the ordinary course of business (and consistent with past practice of the relevant Credit Parties) of such Credit Party and owing to a financial institution providing netting services to the Global Entities, provided that (i) such Indebtedness was incurred in respect of the provision of such netting services with respect to intercompany Indebtedness permitted to be incurred and outstanding pursuant to this Agreement and (ii)

such Indebtedness does not remain outstanding for more than three (3) days from the date of its incurrence or longer if permitted under relevant netting contracts and consistent with past practices;
          (g) Indebtedness of any of the Credit Parties consisting of the financing of insurance premiums in the ordinary course of business (and consistent with practice of the Credit Parties);
          (h) Indebtedness of any of the Credit Parties consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business (and consistent with practice of the Credit Parties);
          (i) Indebtedness of the Loan Parties incurred in connection with the rejection of leases and executory contracts in the Cases; provided that the obligation of any Loan Party in respect of such Indebtedness shall be determined, by a final non-appealable order of the Bankruptcy Court entered at the time of such rejection, to be a general, unsecured, non-priority claim;
          (j) Indebtedness represented by appeal, bid, performance, surety or similar bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Credit Party, in each case to the extent incurred in the ordinary course of business in accordance with customary industry practices in amounts customary in the Borrower’s industry;
          (k) Indebtedness of any wholly owned Subsidiary of the Borrower that is not a Debtor to any Loan Party, when added to Guarantee Obligations permitted under Section 6.3(e) and Investments permitted under Section 6.7(i), in an aggregate principal amount (for all of such Subsidiaries) not to exceed $20,000,000 at any one time outstanding;
          (l) post-Petition Date purchase money Indebtedness (including Capital Leases) and Indebtedness of the Credit Parties to third parties, when added to Investments permitted under Section 6.7(j), in an aggregate principal amount (for all of the Credit Parties) not to exceed $25,000,000 at any one time outstanding;
          (m) Indebtedness of any non-wholly owned Subsidiary of the Borrower that is not a Debtor to any Loan Party, when added to Guarantee Obligations permitted under Section 6.3(f) and Investments permitted under Section 6.7(k), in an aggregate principal amount (for all of such Subsidiaries) not to exceed $5,000,000 at any one time outstanding; and
          (n) Swap Agreements incurred in the ordinary course of business and consistent with applicable risk management guidelines established by the Borrower from time to time and delivered to the Administrative Agents.
          6.2. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:
          (a) Liens existing on the Petition Date and listed on Schedule 3.6;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other similar Liens arising in the ordinary course of business which in the aggregate do not materially detract from the value of the property or assets or materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the Borrower or the affected Credit Parties, as the case may be, in accordance with GAAP;

          (c) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if, unless the amount thereof is not material with respect to its financial condition, adequate reserves with respect thereto are maintained on the books of the Borrower or the affected Credit Parties, as the case may be, in accordance with GAAP;
          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business;
          (e) easements, rights-of-way, restrictions, zoning ordinances and other similar encumbrances incurred in the ordinary course of business which, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Credit Parties;
          (f) Liens granted to the Collateral Agent, the Administrative Agents, and the Lenders pursuant to the Loan Documents;
          (g) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);
          (h) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases permitted by this Agreement;
          (i) any interest or title of a licensor, lessor or sublessor under any lease permitted by this Agreement;
          (j) Liens arising from judgments, decrees or attachments to the extent not constituting an Event of Default under Section 7(l);
          (k) licenses, leases or subleases granted to third parties not interfering in any material respect with the business of any Credit Party;
          (l) Liens of sellers of goods to any Credit Party arising under Article 2 of the Uniform Commercial Code in the ordinary course of business, covering only the goods sold and covering only the unpaid purchase price for such goods and related expenses;
          (m) other Liens securing Indebtedness or other obligations in an aggregate amount secured by all such Liens not to exceed $25,000,000 at any one time outstanding; and
          (n) Liens granted by CMSC to CalBear on (a) cash collateral pursuant to the CalBear Documents so long as the amount of such cash collateral subject to such Liens does not exceed $20,000,000, provided that the foregoing Liens shall only be permitted to the extent that CMSC is not required to post any such cash collateral more than three times during the term of this Agreement for a period in excess of three Business Days as a result of any violation of the Calpine Risk Policy and (b) the Capital Stock of CMSC and all or substantially all of the assets of CMSC which Liens consist of the right of first refusal in favor of CalBear existing on the Closing Date.

          6.3. Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except for:
          (a) Guarantee Obligations existing on the Petition Date and listed on Schedule 6.3;
          (b) Guarantee Obligations incurred in the ordinary course of business and consistent with past practices of the Borrower in respect of the obligations of any Guarantor, or of any other Guarantor of the obligations of the Borrower or any Guarantor;
          (c) Guarantees by the Borrower of Indebtedness and other obligations of Guarantors that are permitted to be incurred under this Agreement;
          (d) Guarantee Obligations of the Guarantors under this Agreement and the Orders;
          (e) Guarantee Obligations of any Loan Party of obligations of any wholly owned Subsidiary of the Borrower that is not a Debtor, when added to Indebtedness permitted under Section 6.1(k) and Investments permitted under Section 6.7(i), in an aggregate principal amount (for all of such Loan Parties) not to exceed $20,000,000 at any one time outstanding;
          (f) Guarantee Obligations of any Loan Party of obligations of any non-wholly owned Subsidiary of the Borrower that is not a Debtor, when added to Indebtedness permitted under Section 6.1(m) and Investments permitted under Section 6.7(k), in an aggregate principal amount (for all of such Loan Parties) not to exceed $5,000,000 at any one time outstanding; and
          (g) Guarantee Obligations of the Borrower in respect of CMSC’s obligations under the CalBear Documents.
          6.4. Prohibition on Fundamental Changes. Enter into any acquisition, merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets or make any material change in its present method of conducting business except to the extent contemplated by the CalBear Documents (it being acknowledged that (x) changes to the operating and internal management structure of the Borrower, such as the merger of certain business divisions or the consolidation of certain management functions within the Loan Parties and (y) rejection of contracts by any Loan Party pursuant to the Bankruptcy Code shall not constitute a material change in the method of conducting business) or create or acquire any new Subsidiaries, except that:
          (a) any Credit Party other than the Borrower may be merged or consolidated with any other Guarantor so long as the surviving entity of such merger is a Guarantor or a new Subsidiary which, substantially concurrently with such merger or consolidation, becomes a Debtor and Guarantor in accordance with Section 5.11(b);
          (b) any Credit Party may be merged or consolidated with the Borrower if the surviving entity of such merger is the Borrower;
          (c) any of the Borrower’s non-U.S. subsidiaries (each a “Foreign Subsidiary”) may be merged or consolidated with another Foreign Subsidiary;
          (d) any Credit Party (other than the Borrower) may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Guarantor or to any new Subsidiary

which, substantially concurrently with such transfer, becomes a Debtor and Guarantor in accordance with Section 5.11(b);
          (e) any Credit Party which is not a Loan Party may be merged or consolidated with any other Credit Party which is not a Loan Party;
          (f) the liquidation of the Philadelphia Biogas Supply, Inc., Calpine Capital Trust IV and Calpine Capital Trust V to the extent such Subsidiaries do not own any assets or property or the assets or property of such Subsidiaries are distributed to a Loan Party; and
          (g) any Disposition permitted under Section 6.5.
          6.5. Limitation on Sale of Assets. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of a Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person except:
          (a) (i) the sale, lease or other disposition of (A) inventory in the ordinary course of business, (B) uneconomical, obsolete, surplus or worn out property, (C) property that is no longer used or useful in the business, or (D) boilers, water lines and related property of Clear Lake Cogeneration, L.P., (ii) the rejection of contracts or leases determined by the Borrower in good faith to be unprofitable (other than (x) facility leases in respect of Material Subsidiaries and (y) leases described in clause (iii) below) or (iii) so long as no Event of Default shall have occurred and be continuing and the Loans have not become due and payable as a result thereof, the rejection of facility leases in respect of, or the surrender of (including the consensual foreclosure of), Designated Projects (as defined in the Cash Collateral Order) determined by the Borrower in good faith to be unprofitable;
          (b) the consumption or use of fuel supplies, or other consumables, or the conversion of fossil, geothermal or other assets to power or the distribution, sale or trading of power (including without limitation, steam or electrical power) and natural gas or other fuels, in each case in the ordinary course of business and consistent with the past practices of the Credit Parties;
          (c) exchange or trade-in, or sale and application of proceeds to or for replacement assets to be used in the business;
          (d) liquidation, sale or disposition of Cash Equivalents or inventory in the ordinary course of business;
          (e) the discount or write-off of accounts receivable overdue by more than ninety (90) days or the sale of any such accounts receivable for the purpose of collection, in each case in the ordinary course of business;
          (f) termination of leases, surrender or sublease of real or personal property in the ordinary course of business;
          (g) incurrence of Liens permitted under Section 6.2;
          (h) transactions permitted under clauses (a) through (f) in Section 6.4;
          (i) the Disposition of the turbines listed on Schedule 6.5(i) in arm’s length transactions at fair market value or as approved by the Bankruptcy Court, and the Disposition to any Global Entity of turbine parts and components for use as spare or replacement parts;

          (j) the Disposition of property of any Credit Party other than a Material Subsidiary in arm’s length transactions at fair market value, provided that the Net Cash Proceeds thereof shall be applied to reduce the Revolving Commitments and prepay the Loans to the extent required by Section 2.17(a); and
          (k) the Disposition of property listed on Schedule 6.5(k) in arm’s length transactions at fair market value, provided that the Net Cash Proceeds thereof shall be applied to reduce the Revolving Commitments and prepay the Loans in accordance with Section 2.17(a).
          6.6. Limitation on Issuances of Capital Stock and Dividends. Declare or pay, directly or indirectly, any dividends or make any other distribution or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of Capital Stock, or set apart any sum for the aforesaid purposes, provided that (x) any Material Subsidiary of the Borrower may pay dividends to any Guarantor that is its direct parent or which is paid to a Guarantor through a non-Guarantor that is its direct parent, and any Foreign Subsidiary may pay dividends to any other Foreign Subsidiary, (y) any Material Subsidiary that is not a Debtor may pay dividends to any other Material Subsidiary that is not a Debtor and (z) any Material Subsidiary (including without limitation, Calpine CCFC Holdings, Inc.) (A) that is not a Debtor may pay dividends pursuant to the Preferred Equity Documents as in effect on the date hereof at any time so long as no Default or Event of Default shall have occurred and is continuing or (B) that is a Debtor may pay dividends not constituting a Default or an Event of Default under Section 7(i)(v).
          6.7. Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment (each, an “Investment”) in, any Person, except:
          (a) Investments in Cash Equivalents;
          (b) Investments necessary to consummate the Geysers Transaction;
          (c) Indebtedness permitted pursuant to Section 6.1(c) and (n);
          (d) intercompany Investments (i) by any Loan Party in the Borrower or another Loan Party that, prior and after giving effect to such investment, is a Guarantor or (ii) listed on Schedule 6.7;
          (e) Investments (including debt obligations) received in connection with bankruptcy or reorganization of suppliers and customers in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
          (f) deposits made in the ordinary course of business to secure the performance of leases or other contractual arrangements; and
          (g) intercompany Investments among the Loan Parties or among Credit Parties which are not Loan Parties in the ordinary course;
          (h) loans and advances by the Credit Parties to employees of the Credit Parties for moving and travel expenses and other similar expenses, in each case incurred in the ordinary course of business (and consistent with practice of the relevant Credit Parties);

          (i) Investments by any Loan Party in any wholly owned Subsidiary of the Borrower that is not a Debtor, when added to Indebtedness permitted under Section 6.1(k) and Guarantee Obligations permitted under Section 6.3(e), in an aggregate principal amount (for all of such Subsidiaries) not to exceed $20,000,000 at any one time outstanding;
          (j) Investments by Credit Parties in third parties, when added to Indebtedness permitted under Section 6.1(l), in an aggregate principal amount (for all of the Credit Parties) not to exceed $25,000,000 at any one time outstanding; and
          (k) Investments by any Loan Party in any non-wholly owned Subsidiary of the Borrower that is not a Debtor, when added to Indebtedness permitted under Section 6.1(m) and Guarantee Obligations permitted under Section 6.3(f), in an aggregate principal amount (for all of such Loan Parties) not to exceed $5,000,000 at any one time outstanding; and
          6.8. Transactions with Affiliates. Sell or transfer any property or assets to, or otherwise engage in any other transactions with, any of its Affiliates, except that (i) any Loan Party may engage in transactions with any other Loan Party, (ii) any Global Entity that is not a Credit Party may engage in transactions with any other Global Entity that is not a Credit Party, and (iii) any Credit Party may engage in (A) transactions set forth on Schedule 6.8 and (B) any transaction which is otherwise expressly permitted under this Agreement or otherwise in the ordinary course of business at prices and on terms and conditions not less favorable to such Credit Party than could be obtained in a comparable arm’s-length transaction from unrelated third parties.
          6.9. Lines of Business. Engage to any substantial extent in any line or lines of business activity other than (i) businesses of the type as those in which the Credit Parties are engaged on the Original Closing Date or which are related thereto and (ii) as required by the Bankruptcy Code, or modify or alter in any material manner the nature and type of the Credit Parties’ businesses, except (x) such modifications disclosed to the Administrative Agents or as required by the Bankruptcy Code, (y) as contemplated by the CalBear Documents and (z) for sales permitted under Section 6.5.
          6.10. Concentration Account. (a) Fail to maintain a system of cash management that concentrates unrestricted cash in excess of $25,000,000 into the Concentration Account on a daily basis pursuant to arrangements reasonably satisfactory to the Collateral Agent and (b) fail to provide the Collateral Agent with an executed control or similar agreement relating to the investment account maintained by Borrower with Scudder Investments (or another affiliate of the Collateral Agent), in form and substance reasonably acceptable to the Collateral Agent and the Borrower. All funds in the Concentration Account shall be invested by the Collateral Agent, as principal concentration bank, in overnight cash accounts or other money market funds as approved by the Collateral Agent. In connection with the maintenance of the foregoing, the Borrower shall seek the entry of appropriate Bankruptcy Court orders, reasonably satisfactory to the Administrative Agents and the Borrower, providing for the implementation of such cash management system. Subject to the Orders, the Borrower may direct the transfer of available funds on deposit in the Concentration Account to its disbursement accounts and, subject to Sections 6.1 and 6.7, Subsidiaries of the Borrower.
          6.11. Chapter 11 Claims. In respect of any Loan Party, incur, create, assume, suffer to exist or permit any other Superpriority Claim or Lien which is pari passu with or senior to the claims of the Collateral Agent, Administrative Agents and the Lenders granted pursuant to this Agreement, the Security and Pledge Agreement and the Final Order except for the Carve-Out and Permitted Liens which, in accordance with the Final Order, are senior to such Liens.

          6.12. Reclamation Claims; Bankruptcy Code Section 546(g) Agreements. (a) Make any payments or transfer any property on account of claims asserted by any vendors of any Loan Party for reclamation in accordance with Section 2-702 of the Uniform Commercial Code and Section 546(c) of the Bankruptcy Code or (b) enter into any agreements or file any motion seeking a Bankruptcy Court order for the return of property of any Loan Party to any vendor pursuant to Section 546(g) of the Bankruptcy Code in the aggregate for clauses (a) and (b) in excess of $2,000,000 in the aggregate.
          6.13. Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditure of the Loan Parties in the ordinary course of business exceeding $264,000,000 in fiscal year 2006 of the Borrower and $246,000,000 in fiscal year 2007 of the Borrower, provided, that any such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year. In addition, the Loan Parties shall be permitted to make the Capital Expenditures described on Schedule 6.13 and with Reinvestment Deferred Amounts to the extent permitted under Section 2.17(a), in each case without reducing the amount permitted for any fiscal year set forth in the immediately preceding sentence.
          6.14. Use of Proceeds. Use the proceeds of the Loans or the Letters of Credit for purposes other than those described in Section 3.10.
          6.15. Consolidated EBITDA. Permit cumulative Consolidated EBITDA for the Global Entities for each rolling twelve (12) fiscal month period ending on the dates listed below to be less than the amount listed opposite such month:

Global Entities
Month	EBITDA ($)
March 31, 2006	$450,000,000
April 30, 2006	$450,000,000
May 31, 2006	$450,000,000
June 30, 2006	$500,000,000
July 31, 2006	$500,000,000
August 31, 2006	$560,000,000
September 30, 2006	$560,000,000
October 31, 2006	$560,000,000
November 30, 2006	$560,000,000
December 31, 2006	$575,000,000
January 31, 2007	$575,000,000
February 28, 2007	$575,000,000
March 31, 2007	$575,000,000
April 30, 2007	$615,000,000
May 31, 2007	$615,000,000
June 30, 2007	$615,000,000
July 31, 2007	$650,000,000
August 31, 2007	$650,000,000
September 30, 2007	$675,000,000
October 31, 2007	$675,000,000
November 30, 2007	$675,000,000
          6.16. Minimum Liquidity. Permit Minimum Liquidity of the Loan Parties at the last day of each calendar month to be less than $250,000,000, provided that the foregoing amount shall be reduced by the percentage of the amount of any permanent reduction of the Total Revolving

Commitments pursuant to Section 2.17(a) over the Total Revolving Commitments in effect immediately prior to such permanent reduction.
          6.17. Geysers Leverage Ratio. Permit the Geysers Leverage Ratio as at the last day of any period of twelve months ending with any month set forth below to exceed the ratio set forth below opposite such month:

Month	Geysers Leverage Ratio
March 31, 2006	7.00:1.00
April 30, 2006	7.25:1.00
May 31, 2006	7.25:1.00
June 30, 2006	7.25:1.00
July 31, 2006	7.25:1.00
August 31, 2006	7.25:1.00
September 30, 2006	7.25:1.00
October 31, 2006	7.50:1.00
November 30, 2006	8.00:1.00
December 31, 2006	8.50:1.00
January 31, 2007	8.50:1.00
February 28, 2007	8.75:1.00
March 31, 2007	8.75:1.00
April 30, 2007	9.00:1.00
May 31, 2007	9.00:1.00
June 30, 2007	9.00:1.00
July 31, 2007	9.00:1.00
August 31, 2007	9.00:1.00
September 30, 2007	9.00:1.00
October 31, 2007	9.00:1.00
November 30, 2007	9.00:1.00
          6.18. Geysers Interest Coverage Ratio. Permit the Geysers Interest Coverage Ratio for any period of twelve months ending with any month set forth below to be less than the ratio set forth below opposite such fiscal month:

Month	Geysers Interest Coverage Ratio
March 31, 2006	2.00:1.00
April 30, 2006	2.00:1.00
May 31, 2006	1.75:1.00
June 30, 2006	1.75:1.00
July 31, 2006	1.75:1.00
August 31, 2006	1.75:1.00
September 30, 2006	1.75:1.00
October 31, 2006	1.75:1.00
November 30, 2006	1.50:1.00
December 31, 2006	1.50:1.00
January 31, 2007	1.50:1.00
February 28, 2007	1.50:1.00
March 31, 2007	1.40:1.00

Month	Geysers Interest Coverage Ratio
April 30. 2007	1.40:1.00
May 31, 2007	1.40:1.00
June 30, 2007	1.40:1.00
July 31, 2007	1.40:1.00
August 31, 2007	1.40:1.00
September 30, 2007	1.40:1.00
October 31, 2007	1.40:1.00
November 30, 2007	1.40:1.00
          6.19. Amendments to Documents. Amend, supplement or modify, without the consent of the Administrative Agents, in any material manner adverse to the interest of the Lenders (a), any material project financing documents to which a Material Subsidiary is a party and (b) the CalBear Documents.
          6.20. Control Agreements. On and after March 15, 2006, fail to provide the Collateral Agent with executed control, blocked account, or similar agreements relating to all accounts maintained by Borrower with Union Bank of California, in form and substance reasonably acceptable to the Collateral Agent. Anytime after June 30, 2006, upon 90 days’ written notice to the Borrower, the Collateral Agent may require the Borrower to maintain, and the Borrower shall not fail to maintain, a cash management system that concentrates all unrestricted cash of the Borrower and its Subsidiaries on a daily basis in the Concentration Account pursuant to arrangements and documentation reasonably satisfactory to the Collateral Agent.
          6.21. Adequate Protection Payments. Without the prior consent of the Required Lenders and the Administrative Agents, make any payments of adequate protection or otherwise with respect to any Calpine Second Lien Debt (as such term is defined in the Final Order Authorizing Use of Cash Collateral and Granting Adequate Protection, entered by the Bankruptcy Court on or about January 30, 2006 (the “Cash Collateral Order”), other than the two Periodic Cash Payments (as such term is defined in the Cash Collateral Order).
SECTION 7
EVENTS OF DEFAULT
          If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:
          (a) The Borrower shall fail to (i) pay any principal under any Note or under this Agreement, including without limitation, pursuant to Section 2.17 hereof, when due in accordance with the terms thereof or hereof or to reimburse the Fronting Bank in accordance with Section 2.8(d) or (ii) pay any interest on any Note or under this Agreement, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or
          (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
          (c) Any material provision of this Agreement (including without limitation, Section 9) or any other Loan Document shall cease to be valid and binding on the Loan Parties or cease to be in full force and effect, or any Credit Party shall so assert in any pleading filed in any court; or
          (d) Any Loan Party shall default in the observance or performance of any covenant or other agreement contained in Section 1.3, Section 5.4(a) (with respect to the Borrower), Section 5.7(a), Section 5.11(b)(iii)(C) or Section 6 hereof or Section 5 of the Security and Pledge Agreement; or
          (e) Any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section 7), and such default shall continue unremedied for a period of fifteen (15) days; or
          (f) Any Loan Party shall (i) default in any payment of principal of or interest on any post-Petition Date Indebtedness permitted under Section 6.1 (other than as provided in Section 7(a)), or in the payment of any post-Petition Date Guarantee Obligation permitted under Section 6.3, in either case in an outstanding principal amount in excess of $5,000,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such post-Petition Date Indebtedness or post-Petition Date Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such Guarantee Obligation or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries to cause, with the giving of notice if required (but after the expiration of all grace periods applicable thereto), such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable, provided, however, this clause (ii) shall not apply to Indebtedness that becomes due solely as a result of the voluntary sale or transfer of property or assets to the extent such sale or transfer is permitted by the terms of such Indebtedness; or
          (g) Any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; or
          (h) (i) An order of the Bankruptcy Court shall be entered granting another Superpriority Claim or Lien pari passu with or senior to that granted to the Lenders and the Collateral Agent pursuant to this Agreement and the Interim Order (or the Final Order, as applicable); (ii) an order of the Bankruptcy Court shall be entered reversing, staying for a period in excess of ten (10) days, vacating or otherwise amending, supplementing or modifying the Interim Order (or the Final Order, as applicable) without the written consent of the Administrative Agents; (iii) an order of a court of competent jurisdiction shall be entered terminating the use of Cash Collateral by the Borrower or any Material Subsidiary; or (iv) an order of the Bankruptcy Court shall be entered under Section 1106(b) of the Bankruptcy Code in any of the Cases appointing a trustee, a responsible officer or an examiner having enlarged powers relating to the operation of the business of the Loan Parties (i.e., powers beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) and such order shall not be reversed or vacated within thirty (30) days after the entry thereof; or
          (i) Any Global Entity shall make any payments (including any adequate protection payments) relating to pre-Petition Date obligations or interests, in each case of any Loan Party, other than (i) as permitted under the Interim Order (or the Final Order, as applicable); (ii) in respect of accrued payroll and related expenses and employee benefits as of the Petition Date; (iii) in accordance with, and to the extent authorized by, orders reasonably satisfactory to the Administrative Agents; (iv) as otherwise permitted under this Agreement, including pursuant to the orders described in Section 4.1(d); (v) paying dividends pursuant to the Preferred Equity Documents as in effect on the date hereof at any time after Calpine CCFC Holdings, Inc. and its Subsidiaries (including without limitation, CCFC Preferred Holdings LLC and its Subsidiaries) have become Debtors and Loan Parties in accordance with Section 5.11(b) and have otherwise complied with the provisions thereof and so long as no Default or Event of Default shall have occurred and is continuing; (vi) payments by a Global Entity that is not a Debtor in respect of prepetition obligations of a Debtor for services and materials that were used solely in the construction or maintenance of a project that is not a Debtor and such payment is necessary to avoid the incurrence of a statutory lien against such project; and (vii) payments in respect of prepetition obligations of a Debtor by a Global Entity that is not a Debtor for common facilities or services to the extent necessary to ensure that such common facilities or services remain available to such Global Entity and such Debtor; or
          (j) Except in respect of the transactions permitted under Section 6.5(a)(iii), the entry of an order granting relief from the automatic stay without the affirmative consent of the Administrative Agents so as to allow a third party to proceed against any property of any Loan Party which has a value in excess of $5,000,000 in the aggregate; or
          (k) The filing of any pleading by any Global Entity seeking, or otherwise consenting to, any of the matters set forth in paragraphs (g), (h) or (i) above in this Section 7; or
          (l) (i) One or more judgments or decrees required to be satisfied as an administrative expense claim shall be entered after the Petition Date against any Credit Party involving in the aggregate a liability (to the extent not paid or fully covered by insurance) of $5,000,000 or more and all such judgments or decrees shall not have been vacated, stayed or bonded pending appeal within the time required by the terms of such judgment or applicable law; or (ii) there shall be rendered against any Loan Party a non-monetary judgment with respect to a post-Petition Date event which causes or would reasonably be expected to cause a Material Adverse Effect; or
          (m) It shall be determined (whether by the Bankruptcy Court or by any other judicial or administrative forum) that any Credit Party is liable for the payment of claims arising out of any failure to comply (or to have complied) with applicable Environmental Laws or regulations the payment of which could reasonably be expected to have a Material Adverse Effect; or
          (n) Any proceeding shall be commenced by any Loan Party seeking, or otherwise consenting to, (i) the invalidation, subordination or challenging in any respect the Superpriority Claims and Liens granted to secure the Obligations or (ii) any relief under Section 506(c) of the Bankruptcy Code with respect to any Collateral; or
          (o) Any Loan Party files a Reorganization Plan that does not provide for the indefeasible payment in full in cash on the effective date of such Reorganization Plan of the Obligations; or
          (p) (i) a default, event of default, acceleration event or similar event shall have occurred and be continuing under any project financing documentation of any Material Subsidiary, the lenders thereunder shall have taken foreclosure or acceleration action in respect thereof (including without limitation, any interruption of distributions to any Credit Party, and such foreclosure or acceleration action remains unstayed for a period of fifteen (15) days (or such Material Subsidiary shall not, within such fifteen (15) days, have become a Debtor and a Loan Party in accordance with Section

5.11(b) and otherwise complied with the provisions thereof) or (ii) a “Voting Rights Trigger Event”, default, event of default or similar event shall have occurred under the Preferred Equity Documents except to the extent that (x) any such “Voting Rights Trigger Event” occurred solely as a result of the commencement of the Cases and has been stayed and not exercised or (y) any such “Voting Rights Trigger Event”, default, event of default or similar event has not resulted in a change of control or similar event at CCFC Preferred Holdings, LLC or any of its Subsidiaries or in a foreclosure or acceleration action by lenders of Indebtedness of CCFC Preferred Holdings, LLC or any of its Subsidiaries; or
          (q) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Global Entity or any Commonly Controlled Entity; (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; (v) any Global Entity or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or ERISA Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
          (r) There shall occur a Change of Control; or
          (s) (i) Payment shall made in respect of the Guarantee Obligations permitted under Section 6.3(g) in an amount in excess of $20,000,000 or (ii) demand shall made in respect of the Guarantee Obligations permitted under Section 6.3(g) in an amount in excess of $20,000,000 and such demand shall not have been revoked, rescinded or otherwise withdrawn within two Business Days of such demand;
then, and in every such event and at any time thereafter during the continuance of such event, and without further order of or application to the Bankruptcy Court, the applicable Administrative Agent may, and, at the request of the Required Lenders, the applicable Administrative Agent or the Collateral Agent (subject to the terms of the Security and Pledge Agreement), shall, by notice to the Borrower (with a copy to counsel for any statutory committee appointed in the Cases and to the United States Trustee for the Southern District of New York), take one or more of the following actions, at the same or different times; provided that (a) with respect to clause (iv) below and the enforcement of Liens or other remedies with respect to the Collateral under clause (v) below, the Collateral Agent shall provide the Borrower (with a copy to counsel for any statutory committee appointed in the Cases and to the United States Trustee for the Southern District of New York) with five (5) Business Days’ written notice prior to taking the action contemplated thereby: (i) in the case of the First Priority Agent, terminate forthwith the Revolving Commitments; (ii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans, any Letter of Credit Outstandings constituting then drawn and unreimbursed Letters of Credit, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) require the Loan Parties upon demand to forthwith deposit in the L/C Cash Collateral Account cash in an amount such that the aggregate amount on deposit in the L/C Cash Collateral Account is equal to 105% of the face amount of each outstanding and undrawn

Letter of Credit and, to the extent the Borrower shall fail to furnish such funds as demanded by the First Priority Agent, the First Priority Agent shall be authorized to debit the accounts of the Loan Parties maintained with the First Priority Agent in such amount for the deposit of such amounts in the L/C Cash Collateral Account; (iv) subject to the Interim Order (or the Final Order, as applicable), set-off amounts in the L/C Cash Collateral Account, the Concentration Account or any other accounts of the Loan Parties and apply such amounts to the Obligations of the Loan Parties hereunder and under the other Loan Documents in accordance with the Security and Pledge Agreement; and (v) exercise, subject to the Orders, any and all remedies under this Agreement, the Security and Pledge Agreement, the Orders, and applicable law available to the Administrative Agents, the Collateral Agent and the Lenders.
SECTION 8
THE AGENTS
          8.1. Appointment. Each First Priority Lender hereby irrevocably designates and appoints the First Priority Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the First Priority Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Second Priority Term Lender hereby irrevocably designates and appoints the Second Priority Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Second Priority Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Second Priority Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably designates and appoints the Collateral Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Administrative Agents and the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Agent.
          8.2. Delegation of Duties(a) . (a) Each of the Administrative Agents and the Collateral Agent may execute any of their duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. None of the Administrative Agents and the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
          (b) It is acknowledged and agreed that GE Capital shall act as Sub-Agent of the First Priority Agent with respect to the administration of the Revolving Facility, the making of Revolving Loans and Swingline Loans, the issuance and administration of Letters of Credit and the performance of such other functions of the First Priority Agent under the Revolving Facility that are reasonably related thereto, including, without limitation, the administration of, assignments of (including the giving or withholding of consents with respect thereto), and the maintenance of the Register for, the Revolving Facility, the Swingline Loans, the Letters of Credit and the Revolving Loans. Accordingly, for (x) all

purposes of this Section 8 and Section 11.5, (y) for the purpose of Section 11.6 (as it pertains to assignments and participations of the Revolving Commitment and/or Revolving Loans, including the giving or withholding of consents with respect thereto except with respect to arrangements between DB or CS and an Elgibile Assignee in connection with the syndication process) and (z) Section 15(g) of the Security and Pledge Agreement, references to the “Administative Agents,” “First Priority Agent” and “Agents”, as applicable, shall, be deemed to include the Sub-Agent.
          8.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
          8.4. Reliance by Administrative Agents. Each Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts reasonably selected by such Administrative Agent. Each Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Administrative Agent. Each Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless such Administrative Agent shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement or any other Loan Document, the Majority Facility Lenders, Majority First Priority Lenders, Majority Second Priority Lenders or all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          8.5. Notice of Default. No Administrative Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that either Administrative Agent receives such a notice, such Administrative Agent shall give notice thereof to the other Administrative Agent the Lenders. The applicable Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement or any other Loan Document, the Majority Facility Lenders, Majority First

Priority Lenders, Majority Second Priority Lenders or all Lenders); provided that unless and until the applicable Administrative Agents shall have received such directions, such Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          8.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by an Administrative Agent hereunder, neither Administrative Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of either Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          8.7. Indemnification. The First Lien Lenders agree to indemnify the First Lien Agent and the Second Lien Lenders agree to indemnify the Second Lien Agent each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Commitment Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          8.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

          8.9. Successor Administrative Agents. An Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower. If an Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as an Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as an Administrative Agent by the date that is ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of such Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement and the other Loan Documents.
          8.10. Syndication Agents and Documentation Agents. The Syndication Agents and Documentation Agents shall not have any duties or responsibilities hereunder in its capacity as such or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agents and Documentation Agents.
          8.11. Collateral Security. The Collateral Agent will hold, administer and manage any Collateral pledged from time to time hereunder either in its own name or as Collateral Agent, but each Lender shall hold a direct, undivided pro-rata beneficial interest therein, on the basis of its proportionate interest in the secured obligations, by reason of and as evidenced by this Agreement and the other Loan Documents, subject to the priority of payments referenced in Section 15(g) of the Security and Pledge Agreement.
          8.12. Enforcement by the Administrative Agents. All rights of action under this Agreement and under the Notes and all rights to the Collateral hereunder may be enforced by the Administrative Agents and the Collateral Agent and any suit or proceeding instituted by an Administrative Agent or the Collateral Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent or Collateral Agent without the necessity of joining as plaintiffs or defendants any other Lenders, and the recovery of any judgment shall be for the benefit of Lenders subject to the expenses of the Administrative Agents and the Collateral Agent.

SECTION 9
GUARANTEE
          9.1. Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent, the Administrative Agents, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns permitted hereunder, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.
          (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor under this Section 9.1 and under the other Loan Documents shall in no event exceed the amount which is permitted under applicable federal and state laws relating to the insolvency of debtors.
          (c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 9 or affecting the rights and remedies of the Administrative Agents or any Lender hereunder.
          (d) The guarantee contained in this Section 9 shall remain in full force and effect until all the Obligations and the obligations of each Guarantor under the guarantee contained in this Section 9 shall have been satisfied by payment in full (other than contingent indemnification obligations which have not been asserted), no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Obligations.
          (e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agents or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full (other than contingent indemnification obligations which have not been asserted), no Letter of Credit shall be outstanding and the Commitments are terminated.
          9.2. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 9.3. The provisions of this Section 9.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agents and the Lenders, and each Guarantor shall remain liable to the Administrative Agents and the Lenders for the full amount guaranteed by such Guarantor hereunder.
          9.3. No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agents or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agents or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agents or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agents and the Lenders by the Borrower on account of the Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agents and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agents in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agents, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.
          9.4. Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agents or any Lender may be rescinded by the Administrative Agents or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agents or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection herewith or therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agents (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agents or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agents nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 9 or any property subject thereto.
          9.5. Guarantee Absolute and Unconditional. Each Guarantor waives to the extent permitted by law any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agents or any Lender upon the guarantee contained in this Section 9 or acceptance of the guarantee contained in this Section 9; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 9; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agents and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 9. Each Guarantor waives to the extent permitted by law diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 9 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agents or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agents or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under the guarantee contained in this Section 9, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agents or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agents or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agents or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          9.6. Reinstatement. The guarantee contained in this Section 9 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agents or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.
          9.7. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the applicable Administrative Agents without set-off or counterclaim in Dollars at its Funding Office.
SECTION 10
[INTENTIONALLY OMITTED]
SECTION 11
MISCELLANEOUS
          11.1. Amendments and Waivers. (a) None of this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agents may, from time to time, (I) enter into with the Loan Parties written amendments, supplements or modifications hereto, to the Notes and to the other Loan Documents for the purpose of adding any provisions to this Agreement, the Notes or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (II) waive, on such terms and conditions as the Required Lenders or the Administrative Agents, as the case may be, may specify in such instrument, any of the requirements of this Agreement, the Notes or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) reduce the amount or extend the scheduled date of any amortization payment or maturity of any Loan or other Extension of Credit or Note, or the date for payment of any reimbursement obligations in respect of Letters of Credit or reduce the stated rate of any interest or fee payable hereunder (provided, however, that only the consent of the Required Lenders shall be necessary for the waiver of payment of default interest) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, or modify the Superpriority Claim status of the Lenders in respect of any Extensions of Credit, in each case without the consent of each Lender directly affected thereby, (B) without the written consent of the Swingline Lender, amend, modify or waive any provision of Section 2.6 or 2.7; (C) without the consent of all the Lenders, (i) amend, modify or waive any provision of this Section 11.1 or any other provision of any Section hereof expressly requiring the consent of all the Lenders, (ii) reduce the percentage specified in or otherwise change the definition of Required Lenders and Supermajority Lenders or Majority Facility Lenders, (iii) release all or substantially all of the Collateral for the Obligations, release all or substantially all of the Guarantors or release the Superpriority Claim of the Administrative Agents, the Collateral Agent and the Lenders in respect of all or substantially all of the Debtors or (iv) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents, (D) without the consent of the Majority Facility Lenders under the Revolving Facility, waive the condition precedent set forth in Section 4.2(c), (E) amend, modify or waive any provision of Section 2.17(b) or 2.20 or Section 15(g) of the Security and Pledge Agreement without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby, (F) amend, modify or waive any provision of (i) Sections 2.8 through 2.10 without the consent of the Fronting Bank or (ii) Section 8 or any other provision of this Agreement or the other Loan Documents which affects, the rights, duties or obligations of the Administrative Agents (including the Sub-Agent) without the written consent of the Administrative Agents (including the Sub-Agent, solely to the extent any such action would have the effect of amending the rights, duties or obligations of the Sub-Agent, in its capacity as such) and (G) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agents and all future holders of the Notes. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agents shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to have not occurred or to be cured and not continuing, as the parties may agree; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          (b) Notwithstanding anything to the contrary contained in Section 11.1(a), in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders and/or each Lender directly affected thereby and such modification or amendment is agreed to by the Supermajority Lenders, then with the consent of the Borrower and the Supermajority Lenders, the Borrower and the Supermajority Lenders shall be permitted to amend the Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, the “Minority Banks”) to provide for (w) the termination of the Commitment of each of the Minority Banks, (x) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Supermajority Lenders with consent of such Lender, so that the Total Commitment after giving effect to such amendment shall be in the same amount as the Total Commitment immediately before giving effect to such amendment, (y) if any Loans or other Extensions of Credit are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Supermajority Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Obligations of the Minority Banks immediately before giving effect to such amendment and (z) such other modifications to this Agreement as may be appropriate.
          11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received, addressed as follows in the case of the Loan Parties and the Administrative Agents, and as set forth in the administrative questionnaire delivered to the Administrative Agents in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower and the Guarantors:	Calpine Corporation
50 West San Fernando Street
San Jose, CA 95113
Attention: Chief Financial Officer
Telecopier No.: 408-995-0505

with copies (which shall not constitute notice) to:

50 West San Fernando Street
San Jose, CA 95113
Attention: General Counsel
Telecopier No.: 408-995-0505

Kirkland & Ellis LLP
Citigroup Center 153 East 53rd Street
New York, NY 10022
Attention: Rick Cieri, Esq.
Telecopier No.: 212-446-4900

The Administrative Agents:	Deutsche Bank Trust Company Americas
Leveraged Loan Portfolio
60 Wall Street
New York, NY 10005
Attention: Marcus Tarkington
Telecopier No.: (212) 797-0070

Credit Suisse
Eleven Madison Avenue
New York, NY 10010
Attention: James Moran
Telecopier No.: 212-743-1878

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Peter V. Pantaleo, Esq.
Telecopier No.: 212-455-2502

The Sub-Agent, Fronting Bank and Swingline Lender:	General Electric Capital Corporation
6130 Stoneridge Mall Road
Pleasanton, CA 94588-3279
Attention: Lawrence Ridgway
Telecopier No.: 925-730-6496
          11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agents or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          11.4. Survival of Representations and Warranties. All representations and warranties made herein and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.
          11.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Administrative Agent and each Lender for all its out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, any amendment, supplement or modification to, and the enforcement or preservation of any rights under, this Agreement, the Notes, the other Loan Documents, the Orders and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, and the reasonable fees and disbursements of counsel to each Administrative Agent and the Collateral Agent and professionals engaged by the Administrative Agents and the Collateral Agent, (b) to pay or reimburse each Administrative Agent, the Collateral Agent and each Lender for all its costs and expenses reasonably incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents, the Orders and any such other documents following the occurrence and during the continuance of a Default or an Event of Default, including without limitation, the reasonable fees and disbursements of counsel to each Administrative Agent, the Collateral Agent and each Lender and professionals engaged by the Administrative Agents, the Collateral Agent and the Lenders, (c) to pay, and indemnify and hold harmless each Lender, the Collateral Agent and each Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents, the Orders and any such other documents, (d) to pay all the actual and reasonable out-of-pocket expenses of the Administrative Agents related to this Agreement, the other Loan Documents, the Orders, the Loans or the Letters of Credit in connection with the Cases (including without limitation, the on-going monitoring by the Administrative Agents of the Cases, including attendance by each Administrative Agent and counsel at hearings or other proceedings and the on-going review of documents filed with the Bankruptcy Court) and (e) to pay, and indemnify and hold harmless each Lender, the Collateral Agent and each Administrative Agent (and their respective directors, officers, employees and agents) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance, preservation of rights and administration of this Agreement, the Notes, the other Loan Documents, the Orders or the use of the proceeds of the Extensions of Credit, including without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Loan Parties or any of their respective properties (all the foregoing in this clause (e), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to either Administrative Agent, the Collateral Agent or any Lender with respect to indemnified liabilities determined by the final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Administrative Agent, the Collateral Agent or such Lender or their respective directors, officers, employees and agents; provided, further, that the Borrower shall in no event be responsible for punitive damages pursuant to this Section 11.5 except such punitive damages required to be paid by any indemnified party in respect of any indemnified liabilities. The agreements in this subsection shall survive repayment of the Loans and all other Obligations payable hereunder.
          11.6. Successors and Assigns; Participations; Purchasing Lenders. (a) This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Lenders, the Administrative Agents, the Fronting Bank, all future holders of the Notes and their respective successors and assigns, except that neither the Borrower nor any Guarantor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.
          (b) Any Lender may, without notice to or consent of the Administrative Agents and the Borrower, in the ordinary course of its lending business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. No Lender shall grant any participation under which the Participant shall have the right to require such Lender to take or omit to take any action hereunder or approve any amendment to or waiver of this Agreement or the Notes or any other Loan Document, except to the extent such amendment or waiver would: (i) extend the final maturity date of, or extend any date for payment of any principal, interest or fees applicable to, the Loans, Letters of Credit or Commitments in which such Participant is participating, (ii) reduce the interest rate or the amount of principal or fees applicable to the Loans or the Letters of Credit in which such Participant is participating or (iii) release any Lien granted pursuant to Section 2.28 hereof and the Interim Order (or the Final Order, as applicable) on all or substantially all of the Collateral. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.21, 2.22 and 2.23 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; and provided that the Participant and the transferor Lender shall not be entitled to receive in the aggregate any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.
          (c) Any Lender may, in the ordinary course of its business of making or investing in loans and in accordance with applicable law, at any time sell to any Lender or to one or more Eligible Assignees (each a “Purchasing Lender”) all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Purchasing Lender, such transferor Lender (and, in the case of a Purchasing Lender that is not then a Lender, by the applicable Administrative Agent) and delivered to applicable Administrative Agent for its acceptance and recording in the Register; provided that (i) other than in the case of a sale to a Purchasing Lender that is an Affiliate of the transferor Lender or to another Lender, or to an Affiliate or Related Fund of any Lender (collectively, a “Related Party Transfer”), the consent of the applicable Administrative Agent shall be required (which consent shall not be unreasonably withheld or delayed), (ii) if such Purchasing Lender is not then a Lender, such sale must be to either (A) a commercial bank having total assets in excess of $5,000,000,000, (B) a finance company, insurance company or other financial institution or fund which is regularly engaged in the making of, purchasing or investing in, loans and having total assets in excess of $100,000,000 or (C) such other Person approved by the applicable Administrative Agent (which approval shall not be unreasonably withheld or delayed) (each, an “Eligible Assignee”), (iii) if such sale is not to another Lender, Related Fund or Affiliate of any Lender, or does not involve all of the transferor Lender’s rights and obligations under this Agreement, (A) the amount of the rights and obligations so sold shall, unless otherwise agreed to in writing by the applicable Administrative Agent, not be less than $1,000,000 and in each case to be an entity which is not restricted from making future advances under a revolving credit facility or to an entity that has filed for relief under the Bankruptcy Code or that is a financially distressed company and (B) after giving effect to such assignment, the Commitment of each of the transferor Lender and the transferee Lender shall be at least $1,000,000, or such lesser amount agreed to by the applicable Administrative Agent and (iv) in the case of any sale under the Revolving Facility (other than to another Lender, Related Fund or Affiliate of any Lender), the consent of the Fronting Bank and the Swingline Lender shall be required (except the foregoing restrictions contained in clauses (i) through (iv) shall not be applicable to any assignments between DB or CS and an Eligible Assignee in connection with the syndication process and such minimum amounts shall be aggregated in respect of each Lender, an Affiliate of such Lender and Related Funds of any Lender). Upon such execution, delivery, acceptance and recording of an Assignment and Acceptance, from and after the effective date of such transfer determined pursuant to and as defined in such Assignment and Acceptance, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of a Assignment and Acceptance covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement (including Schedule 1.1A hereof) to the extent, and only to the extent, necessary to reflect the addition of such

Purchasing Lender and the resulting adjustment of the Commitment Percentage and Commitment of each of the transferor Lender and the Purchasing Lender arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes. To the extent requested in writing by the transferor Lender or the Purchasing Lender on or prior to the effective date of such transfer determined pursuant to such Assignment and Acceptance, the Borrower, at its own expense, shall execute and deliver to the applicable Administrative Agent in exchange for the Note of the transferor Lender a new Note to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the transferor Lender has retained a Commitment hereunder, a new Note to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. To the extent the transferor Lender requested a Note, the Note surrendered by the transferor Lender shall be returned by the applicable Administrative Agent to the Borrower marked “cancelled”.
          (d) Each Administrative Agent, acting on behalf of the Borrower, shall maintain at its address referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agents and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Any assignment of any Loan whether or not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Purchasing Lender and the old Notes shall be returned by the applicable Administrative Agent to the Borrower marked “cancelled”.
          (e) Upon its receipt of an Assignment and Acceptance executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender, by the applicable Administrative Agent, the Fronting Bank, the Swingline Lender and the Borrower to the extent required under paragraph (c) above) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except such fees shall not be payable with respect to assignments by DB and CS), the applicable Administrative Agent shall (i) promptly accept such Assignment and Acceptance, (ii) on the effective date of such transfer determined pursuant thereto record the information contained therein in the Register and (iii) give notice of such acceptance and recordation to the Lenders and the Borrower.
          (f) Subject to Section 11.12, the Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee (in each case which agrees to comply with the provisions of Section 11.12 hereof) any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.
          (g) Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative

Agents, assign or pledge all or any portion of its Notes or any other instrument evidencing its rights as a Lender under this Agreement to any trustee for, or any other representative of, holders of obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 11.6 concerning assignments.
          11.7. Adjustments; Set-off. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Aggregate Outstandings of Revolving Extensions of Credit, First Priority Term Loans or Second Priority Term Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such Extensions of Credit or Loans as it pertains to such other Lender’s Aggregate Outstandings of Revolving Extensions of Credit, First Priority Term Loans or Second Priority Term Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans or the Letter of Credit Outstandings owing to it, or shall provide such other Lenders with the benefits of any such payment or collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such payment or collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) Subject to (i) the Carve-Out, (ii) the Interim Order (or the Final Order, as applicable) and (iii) the giving of the notice as described Section 7, notwithstanding the provisions of Section 362 of the Bankruptcy Code and any other rights and remedies of the Lenders provided by law, each Lender shall have the right upon the occurrence of an Event of Default to set-off and apply against the Obligations, whether matured or unmatured, of the Loan Parties under this Agreement, the Notes or any other Loan Document, any amount owing from such Lender to any Loan Party at or at any time after, the happening of any Event of Default subject in each case to Section 7 of this Agreement.
          11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
          11.9. GOVERNING LAW. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.
          11.10. Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, to the non-exclusive general jurisdiction of any State or Federal court of competent jurisdiction sitting in New York County, New York;
          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;
          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; and
          (f) waives trial by jury in any legal action or proceeding referred to in this Section and any counterclaim therein.
          11.11. Absence of Prejudice to the Lenders with Respect to Matters Before the Bankruptcy Court. Each Loan Party acknowledges that the Bankruptcy Code and Federal Rules of Bankruptcy Procedure require it to seek Bankruptcy Court authorization for certain matters that may also be addressed in this Agreement. No Loan Party will without the express consent of the Administrative Agents (a) mention in any pleading or argument before the Bankruptcy Court in support of, or in any way relating to, a position that Bankruptcy Court authorization should be granted on the ground that such authorization is permitted by this Agreement (unless a Person opposing any such pleading or argument relies on this Agreement to assert or question the propriety of such) or (b) in any way attempt to support a position before the Bankruptcy Court based on the provisions of this Agreement. Each Administrative Agent or any Lender shall be free to bring, oppose or support any matter before the Bankruptcy Court no matter how treated in this Agreement.
          11.12. Confidentiality. Each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent any Lender from disclosing any such information (a) to the Administrative Agents, the Sub-Agent, the Fronting Bank, or any other Lender, (b) to any Transferee or prospective Transferee which agrees to comply with the provisions of this subsection, (c) to its Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors who are bound by this or other confidentiality provisions (including professional ethics), (d) upon the request or demand, or in accordance with the requirements (including reporting requirements), of any Governmental Authority having jurisdiction over such Lender, provided that such Lender shall use commercially reasonable efforts to notify the applicable Loan Party of such disclosure, (e) in response to any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or other legal process, provided that such Lender shall use commercially reasonable efforts to notify the applicable Loan Party of such disclosure, (f) which has been publicly disclosed other than in breach of this Agreement, (g) in connection with the exercise of any remedy under any Loan Document to the extent disclosure is material to such claim or exercise of remedies, (h) which was available to the Administrative Agents or such Lender prior to its disclosure to the Administrative Agents or such Lender, as the case may be, by such Loan Party or (i) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.12.

          11.13. U.S.A. Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWER:

CALPINE CORPORATION

By:	/s/ Eric N. Pryor
Name: Eric N. Pryor
Title:

GUARANTORS:
Amelia Energy Center, LP
Anacapa Land Company, LLC
Anderson Springs Energy Company
Androscoggin Energy, Inc.
Auburndale Peaker Energy Center, LLC
Aviation Funding Corp.
Baytown Energy Center, LP
Baytown Power GP, LLC
Baytown Power, LP
Bellingham Cogen, Inc.
Bethpage Fuel Management Inc.
Blue Heron Energy Center, LLC
Blue Spruce Holdings, LLC
Broad River Energy LLC
Broad River Holdings, LLC
CalGen Equipment Finance Company, LLC
CalGen Equipment Finance Holdings, LLC
CalGen Expansion Company, LLC
CalGen Finance Corporation
CalGen Project Equipment Finance Company One, LLC
CalGen Project Equipment Finance Company Three, LLC
CalGen Project Equipment Finance Company Two, LLC
Calpine Acadia Holdings, LLC
Calpine Administrative Services Company, Inc.
Calpine Agnews, Inc.
Calpine Amelia Energy Center GP, LLC
Calpine Amelia Energy Center LP, LLC
Calpine Auburndale Holdings, LLC
Calpine Baytown Energy Center GP, LLC
Calpine Baytown Energy Center LP, LLC
Calpine Bethpage 3 Pipeline Construction Company, Inc.
Calpine Bethpage 3, LLC
Calpine c*Power, Inc.
Calpine CalGen Holdings, Inc.
Calpine California Development Company, LLC
Calpine California Energy Finance, LLC
Calpine California Equipment Finance Company, LLC
Calpine Calistoga Holdings, LLC
Calpine Central Texas GP, Inc.
Calpine Central, Inc.
Calpine Central, L.P.
Calpine Central-Texas, Inc.
Calpine Channel Energy Center GP, LLC
Calpine Channel Energy Center LP, LLC
Calpine Clear Lake Energy GP, LLC
Calpine Clear Lake Energy, LP
Calpine Cogeneration Corporation
Calpine Construction Management Company, Inc.
Calpine Corpus Christi Energy GP, LLC
Calpine Corpus Christi Energy, LP
Calpine Decatur Pipeline, Inc.
Calpine Decatur Pipeline, L.P.
Calpine Dighton, Inc.
Calpine East Fuels, Inc.
Calpine Eastern Corporation
Calpine Energy Services Holdings, Inc.
Calpine Energy Services, LP
Calpine Finance Company
Calpine Freestone Energy GP, LLC
Calpine Freestone Energy, LP
Calpine Freestone, LLC
Calpine Fuels Corporation
Calpine Gas Holdings, LLC
Calpine Generating Company, LLC
Calpine Gilroy 1, Inc.
Calpine Gilroy 2, Inc.
Calpine Gilroy Cogen, L.P.
Calpine Global Services Company, Inc.
Calpirie Gordonsville GP Holdings, LLC
Calpine Gordonsville LP Holdings, LLC
Calpine Gordonsville, LLC
Calpine Greenleaf Holdings, Inc.
Calpine Greenleaf, Inc.
Calpine Hidalgo Design, L.P.
Calpine Hidalgo Energy Center, L.P.
Calpine Hidalgo Holdings, Inc.
Calipne Hidalgo Power GP, LLC
Calpine Hidalgo Power, LP
Calpine Hidalgo, Inc.
Calpine International Holdings, Inc.
Calpine International, LLC
Calpine Investment Holdings, LLC
Calpine Kennedy Airport, Inc.
Calpine KIA, Inc.
Calpine Leasing Inc.
Calpine Long Island, Inc.
Catptne Lost Pines Operations, Inc.
Calpinc Louisiana Pipeline Company
Calpine Magic Valley Pipeline, Inc.
Calpine Monterey Cogeneration, Inc.
Calpine MVP, Inc.
Calpine NCTP GP, LLC
Calpine NCTP, LP
Calpine Northbrook Corporation of Maine, Inc.
Calpine Northbrook Energy Holding, LLC
Calpine Northbrook Energy, LLC
Calpine Northbrook Holdings Corporation
Calpine Northbrook Investors, LLC
Calpine Northbrook Project Holdings, LLC
Calpine Northbrook Southcoast Investors, LLC
Calpine NTC, LP
Calpine Oneta Power I, LLC
Calpine Oneta Power II LLC
Calpine Oneta Power, L.P.
Calpine Operating Services Company, Inc.
Calpine Operations Management Company, Inc.
Calpine Pastoria Holdings, LLC
Calpine Philadelphia, Inc.
Calpine Pittsburg, LLC
Calpine Power Company
Calpine Power Equipment L P
Calpine Power Management, Inc.
Calpine Power Management, LP
Calpine Power Services, Inc
Calpine Power, Inc.
Calpine PowerAmerica, Inc.
Calpine PowerAmerica — CA, LLC
Calpine PowerAmerica — CT, LLC
Calpine PowerAmerica — MA, LLC
Calpine PowerAmerica — ME, LLC
Calpine PowerAmerica — NH, LLC
Calpine PowerAmerica — NY, LLC
Calpine PowerAmerica — OR, LLC
Calpine PowerAmerica, LP
Calpine Producer Services, L.P.
Calpine Project Holdings, Inc.
Calpine Pryor, Inc.
Calpine Rumford I, Inc.
Calpine Rumford, Inc.
Calpine Schuylkill, Inc.
Calpine Siskiyou Geothermal Partners, L.P.
Calpine Stony Brook, Inc.
Calpine Stony Brook Operators, Inc.
Calpine Stony Brook Power Marketing, LLC
Calpine Sumas, Inc.
Calpine TCCL Holdings, Inc.
Calpine Texas Pipeline GP, Inc.
Calpine Texas Pipeline LP, Inc.
Calpine Texas Pipeline, L.P.
Calpine Tiverton 1, Inc.
Calpine Tiverton, Inc.
Calpine ULC I Holding, LLC
Calpine University Power, Inc.
Calpine Unrestricted Funding, LLC
Calpine Unrestricted Holdings, LLC
Calpine Vapor, Inc.
Carville Energy LLC
CCFC Development Company, LLC
CCFC Equipment Finance Company, LLC
CCFC Project Equipment Finance Company One, LLC
CES GP, LLC
CGC Dighton, LLC
Channel Energy Center, LP
Channel Power GP, LLC
Channel Power, LP
Clear Lake Cogeneration Limited Partnership
CogenAmerica Asia Inc.
CogenAmerica Parlin Supply Corp.
Columbia Energy LLC
Corpus Christi Cogeneration L.P.
CPN 3rd Turbine, Inc.
CPN Acadia, Inc.
CPN Berks Generation, Inc,
CPN Berks, LLC
CPN Bethpage 3rd Turbine, Inc.
CPN Cascade, Inc.
CPN Clear Lake, Inc.
CPN Decatur Pipeline, Inc.
CPN Energy Services GP, Inc.
CPN Energy Services LP, Inc.
CPN Freestone, LLC
CPN Funding, Inc.
CPN Morris, Inc.
CPN Oxford, Inc.
CPN Pipeline Company
CPN Pleasant Hill Operating, LLC
CPN Pleasant Hill, LLC
CPN Power Services GP, LLC
CPN Power Services, LP
CPN Pryor Funding Corporation
CPN Telephone Flat, Inc.
Decatur Energy Center, LLC
Deer Park Power GP, LLC
Deer Park Power, LP
Delta Energy Center, LLC
Dighton Power Associates Limited Partnership
East Altamont Energy Center, LLC
Fond du Lac Energy Center, LLC
Fontana Energy Center, LLC
Freestone Power Generation, LP
Freestone Power Generation, LP
GEC Bethpage Inc.
Geothermal Energy Partners LLC
Geysers Power Company II, LLC
Geysers Power Company, LLC
Geysers Power I Company
Goldendale Energy Center, LLC
Hammond Energy LLC
Hillabee Energy Center, LLC
Idelwild Fuel Management Corp.
JMC Bethpage, Inc.
KIAC Partners
Lake Wales Energy Center, LLC
Lawrence Energy Center, LLC
Lone Oak Energy Center, LLC
Los Esteros Critical Energy Facility, LLC
Los Medanos Energy Center LLC
Magic Valley Gas Pipeline GP, LLC
Magic Valley Gas Pipeline, LP
Magic Valley Pipeline, L.P.
MEP Pleasant Hill, LLC
Moapa Energy Center, LLC
Mobile Energy LLC
Modoc Power, Inc.
Morgan Energy Center, LLC
Mount Hoffman Geothermal Company, L.P.
Mt. Vernon Energy LLC
NewSouth Energy LLC
Nissequogue Cogen Partners
Northwest Cogeneration, Inc.
NTC Five, Inc.
NTC GP, LLC
Nueces Bay Energy LLC
O.L.S. Energy-Agnews, Inc.
Odyssey Land Acquisition Company
Pajaro Energy Center, LLC
Pastoria Energy Center, LLC
Pastoria Energy Facility, LLC
Philadelphia Biogas Supply, Inc.
Phipps Bend Energy Center, LLC
Pine Bluff Energy, LLC
Quintana Canada Holdings, LLC
RockGen Energy LLC
Rumford Power Associates Limited Partnership
Russell City Energy Center, LLC
San Joaquin Valley Energy Center, LLC
Silverado Geothermal Resources, Inc.
Skipanon Natural Gas, LLC
South Point Energy Center, LLC
South Point Holdings, LLC
Stony Brook Cogeneration, Inc.
Stony Brook Fuel Management Corp.
Sutter Dryers, Inc.
TBG Cogen Partners
Texas City Cogeneration, L.P.
Texas Cogeneration Company
Texas Cogeneration Five, Inc.
Texas Cogeneration One Company
Thermal Power Company
Thomassen Turbine Systems America, Inc.
Tiverton Power Associates Limited Partnership
Towantic Energy, L.L.C.
VEC Holdings, LLC
Venture Acquisition Company
Vineyard Energy Center, LLC
Wawayanda Energy Center, LLC
Whatcom Cogeneration Partners, L.P.
Zion Energy LLC

By:	/s/ Eric N. Pryor
	Name:	Eric N. Pryor
Title:

Augusta Development Company, LLC
Calpine Kennedy Operators Inc.
Calpine Northbrook Services, LLC
Calpine Sonoran Pipeline LLC
Calpine Stony Brook, Inc.
CPN Freestone, LLC
Power Investors, L.L.C.
Power Systems MFG., LLC

By:	/s/ Lisa M. Bodensteiner
	Name:	Lisa M. Bodensteiner
Title:

AGENTS AND LENDERS:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent and as a Lender

By:
Name:
Title: Managing Director

By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

DEUTSCHE BANK SECURITIES INC., as Syndication Agents

By:	/s/ Thomas P. Lynch
Name: Thomas P. Lynch
Title: Managing Director

By:	/s/ Stephanie L. Perry
Name: Stephanie L. Perry
Title: Director

CREDIT SUISSE, as a Lender
By:	/s/ James S. Finch
	Name:	James S. Finch
	Title:	Managing Director

By:	/s/ Lauri Sivaslian
	Name:	Lauri Sivaslian
	Title:	Managing Director

CREDIT SUISSE, Cayman Islands Branch, as Joint Administrative Agent, Second Priority Agent and Lender
By:	/s/ Thomas R. Cantello
	Name:	Thomas R. Cantello
	Title:	Vice President

By:	/s/ Gregory S. Richards
	Name:	Gregory S. Richards
	Title:	Associate

GENERAL ELECTRIC CAPITAL CORPORATION, as Sub-Agent, Joint First Priority Documentation Agent, Joint Second Priority Documentation Agent and Lender
By:	/s/ Douglas A. Kelly
	Name:	Douglas A. Kelly
	Title:	Duly Authorized Signatory

LANDESBANK HESSEN THURINGEN GIROZENTRALE, NEW YORK BRANCH, as Joint First Priority Documentation Agent and Lender
By:	/s/ David A. Leech
	Name:	David A. Leech
	Title:	Senior Vice President Manager, Corporate Finance Corporate Finance Division

By:	/s/ Erica A. Egan
	Name:	Erica A. Egan
	Title:	Vice President Corporate Finance Division Structured Finance Dept.

HSH NORDBANK AG, NEW YORK BRANCH, as Joint First Priority Documentation Agent and Lender

By:	/s/ TK [Illegible]
	Name:	[Illegible]
	Title:	Senior Vice President HSH Nordbank AG

By:	/s/ David Watson
	Name:	David Watson
	Title:	Vice President HSH Nordbank AG, New York Branch

BAYERISCHE LANDESBANK, as Joint Second Priority Documentation Agent and Lender
By:	/s/ Norman McClave
	Name:	Norman McClave
	Title:	First Vice President

By:	/s/ Oliver S. Hildenbrand
	Name:	Oliver S. Hildenbrand
	Title:	First Vice President

UNION BANK OF CALIFORNIA, as Joint Second Priority Documentation Agent and Lender
By:	/s/ Bryan P. Read
	Name:	Bryan P. Read
	Title:	Vice President